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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

FORESTAR GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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6300 Bee Cave Road, Building Two, Suite 500
Austin, Texas 78746

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 13, 2014

To Forestar Stockholders:
When and Where the Annual Meeting of Stockholders Will be Held

The 2014 annual meeting of our stockholders will be held at the Radisson Hotel & Suites located at 111 East Cesar Chavez Street, Austin, Texas 78701, on Tuesday, May 13, 2014, at 9:00 a.m. Austin, Texas time.

Purposes of the Meeting	The meeting will be held for the following purposes:

1. To elect the three nominees named in the attached proxy statement as directors to serve on our Board of Directors. These three directors will serve as directors until their terms expire or, if later, until replacement directors are elected who meet all necessary qualifications.

2. Advisory approval of the Company's executive compensation.
3. To ratify the Audit Committee's appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2014.
4. To transact any other business that is properly raised for discussion at the annual meeting or any later meeting if the annual meeting is adjourned or postponed.
Who Can Attend and Vote

Our Board of Directors has fixed the close of business on March 13, 2014 as the record date for determining who is a stockholder entitled to receive notices about the annual meeting and to vote at the annual meeting or any later meeting if the annual meeting is adjourned or postponed. Only stockholders who own stock on the record date are entitled to receive notices about the annual meeting and to vote at the annual meeting.

        If you need help voting your shares, please call D. F. King & Co., Inc., our proxy solicitation firm, at (800) 714-3312.

David M. Grimm Executive Vice President, General Counsel and Corporate Secretary

March 26, 2014
Austin, Texas

        Your vote is important. You are invited to attend the meeting in person. If you need directions to the meeting location, you may contact our Corporate Secretary by phone at (512) 433-5200 or by mail at our address noted above. Whether or not you plan to attend the meeting, and no matter how many shares you own, please mark your vote on the enclosed proxy card, sign it, date it, and return it by mail or vote by telephone or on the internet. By voting before the meeting, you will help us ensure that there are enough stockholders voting to hold a meeting and avoid added proxy solicitation costs. If you attend the meeting, you may vote in person, if you wish, even if you have previously submitted a proxy. You may revoke your proxy at any time before the vote is taken by delivering to the Corporate Secretary a written revocation or a proxy with a later date or by voting your shares in person at the meeting, in which case your prior proxy will be disregarded. Please see the instructions under Voting Information—How you can change or revoke your vote.

        Important Notice Regarding Availability of Proxy Materials for the 2014 Annual Meeting of Stockholders to be held on May 13, 2014. The 2014 Proxy Statement, along with our Annual Report on Form 10-K for 2013, are available at http://investor.forestargroup.com/phoenix.zhtml?c=216546&p=irol-sec.

6300 Bee Cave Road, Building Two, Suite 500
Austin, Texas 78746

PROXY STATEMENT
FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

VOTING INFORMATION

General

        Our Board of Directors seeks your proxy for use in voting at our 2014 annual meeting of stockholders to be held on Tuesday, May 13, 2014, at 9:00 a.m. Austin, Texas time, and at any later meeting if the annual meeting is adjourned or postponed. This Proxy Statement and proxy card were mailed beginning on March 26, 2014 to all holders of our common stock entitled to vote at the annual meeting.

        We have enclosed with this Proxy Statement our 2013 Annual Report to Stockholders, which includes our audited financial statements. The Annual Report does not constitute any part of the material for the solicitation of proxies.

Record date

        Holders of our common stock as of the close of business on March 13, 2014, the record date, may vote at the 2014 annual meeting, either in person or by proxy. At the close of business on March 13, 2014, there were 34,914,684 shares of our common stock outstanding and entitled to vote at the annual meeting. The common stock is our only authorized voting security, and each share of our common stock is entitled to one vote on each matter properly brought before the annual meeting.

Purpose of the annual meeting

        At the annual meeting, the stockholders will be asked to vote on the following proposals:

          Proposal No. 1:    Election of the three nominees named in this Proxy Statement as directors to serve on our Board of Directors.

          Proposal No. 2:     Advisory approval of the Company's executive compensation.

          Proposal No. 3:     Ratification of the Audit Committee's appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2014.

Difference between holding shares as a stockholder of record and as a beneficial owner

        If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the "stockholder of record" with respect to those shares. This Proxy Statement, the enclosed proxy card and the 2013 Annual Report to Stockholders have been sent directly to you.

        If your shares are held in a stock brokerage account or by a bank or other nominee, those shares are held in "street name" and you are considered the "beneficial owner" of the shares. This Proxy Statement, the 2013 Annual Report to Stockholders and other materials have been forwarded to you by your broker, bank or other nominee, who is the stockholder of record. You will receive separate instructions from your broker, bank or other holder of record describing how to vote your shares.

Voting your shares

        If you hold shares in your own name as a stockholder of record, you can cast your vote before the annual meeting by authorizing the individuals named on the enclosed proxy card to serve as your proxy to vote your shares at the annual meeting in the manner you indicate. You may do so by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. The telephone and internet voting instructions serve the same purpose as the proxy card. When your proxy card or telephone or internet vote specifies a choice with respect to a voting matter, the named individuals on the proxy card will vote your shares as you have specified. Submitting a proxy or voting through the telephone or the internet will not affect your right to attend the annual meeting and vote in person.

        If you are a beneficial owner of shares held in street name, your broker, bank or other nominee will provide you with materials and instructions for voting your shares. The availability of telephone or internet voting will depend on the bank's or broker's voting process. Please check with your bank or broker and follow the voting procedures your bank or broker provides to vote your shares.

        If your shares are held in your own name as a stockholder of record and you return your signed proxy card but do not specify a voting choice on your proxy card, your shares will be voted as follows:

  •
  FOR election of the director nominees under the caption "Election of Directors."

  •
  FOR advisory approval of the Company's executive compensation.

  •
  FOR ratification of the selection of Ernst & Young LLP as independent registered public accounting firm for the year 2014.

Broker discretionary voting if you do not instruct your broker on how to vote your shares

        Brokers do not have discretionary authority to vote on the proposals to elect directors, to hold an advisory vote on executive compensation, and to approve the 2014 Equity Incentive Plan if they do not receive instructions from a beneficial owner. Accordingly, if you are a beneficial owner, you must instruct your broker on how you want your shares to be voted on these proposals in order for your votes to be counted on these proposals. Brokers have discretionary authority to vote on the ratification of selection of auditors if they do not receive instructions from a beneficial owner.

Voting in person at the annual meeting

        If you hold shares in your own name as a stockholder of record, you are invited to attend the annual meeting and cast your vote at the meeting by properly completing and submitting a ballot at the meeting. If you are the beneficial owner of shares held in the name of your broker, bank or other nominee, you are invited to attend the meeting in person, but in order to vote at the meeting you must first obtain a legal proxy from your broker, bank or other nominee giving you the right to vote those shares and submit that proxy along with a properly completed ballot at the meeting.

How you can change or revoke your vote

        If you hold shares in your own name as a stockholder of record, you may change your vote or revoke your proxy at any time before voting begins by:

  •
  giving written notice of revocation to our Corporate Secretary at any time before the voting begins; or

  •
  signing and delivering a proxy that is dated after the proxy you wish to revoke; or

  •
  attending the annual meeting and voting in person by properly completing and submitting a ballot.

Attendance at the meeting, in and of itself, will not cause your previously granted proxy to be revoked unless you vote at the meeting.

        We must receive your notice of revocation or later-dated proxy at or prior to voting at the annual meeting for it to be effective. It should be delivered to:

Forestar Group Inc.
6300 Bee Cave Road
Building Two, Suite 500
Austin, Texas 78746
Attention: David M. Grimm, Corporate Secretary

        Alternatively, you may hand deliver a written revocation notice, or a later-dated proxy, to the Corporate Secretary at the annual meeting before the voting begins.

        If you are the beneficial owner of your shares held in street name, please check with your bank or broker and follow the procedures your bank or broker provides if you wish to change your vote.

Quorum

        The presence at the annual meeting, in person or by proxy, of holders of 17,457,343 shares (a majority of the votes entitled to be cast by the stockholders entitled to vote as of the record date) is required to constitute a quorum to transact business at the meeting. Proxies marked "abstain" and broker "non-votes" (each of which are explained below) will be counted in determining the presence of a quorum.

        If the shares present in person or represented by proxy at the annual meeting are not sufficient to constitute a quorum, the stockholders by a vote of the holders of a majority of the votes entitled to be cast by the stockholders, present in person or by proxy at the meeting (which may be voted by the proxyholders at the meeting), may, without further notice to any stockholder (unless a new record date is set or the adjournment is for more than 30 days), adjourn the meeting to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum. At any such adjourned meeting at which a quorum may be present, any business may be transacted that might have been transacted at the meeting as originally called.

Abstentions

        An abstention occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular proposal. An abstention with respect to any proposal for the annual meeting will not be counted as a vote "cast" for or against the proposal. Consequently, an abstention with respect to any of the proposals scheduled for a vote at the annual meeting will not affect the outcome of the vote.

Broker non-votes

        Broker "non-votes" are shares held by brokers or nominees for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers so the broker is unable to vote those uninstructed shares. A broker "non-vote" with respect to a proposal will not be counted as a vote "cast" for or against the proposal. Consequently, a broker "non-vote" will not affect the outcome of the vote.

 Required Votes

  Election of Directors

        To elect a director nominee, the votes cast "for" that nominee must exceed the votes cast "against" that nominee. In accordance with our corporate governance guidelines, each incumbent nominee who does not receive the required vote for election must tender his or her resignation to our Non-executive Chairman for consideration by the Nominating and Governance Committee of our Board of Directors. For more information on the operation of our majority voting standard, see the section on "Election of Directors." Stockholders may not cumulate votes in the election of directors.

  Advisory Approval of the Company's Executive Compensation

        To approve the non-binding resolution regarding approval of executive compensation, the "for" votes cast in favor of the matter must exceed the "against" votes cast against the matter.

  Ratification of Auditors

        To ratify appointment of our independent registered public accounting firm, the "for" votes cast in favor of the matter must exceed the "against" votes cast against the matter.

        For all proposals, any shares not voted (whether by abstention or otherwise) will not be counted as votes cast and will have no effect or outcome of the vote.

Proxy solicitation; counting the votes

        We are soliciting your proxy for the annual meeting and will pay all the costs of the proxy solicitation process. We have retained D.F. King & Co., Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies. D.F. King's employees and our directors, officers and employees may solicit the return of proxies by personal contact, mail, electronic mail, facsimile, telephone or the internet. We may also issue press releases asking for your vote or post letters or notices to you on our website, www.forestargroup.com. Our directors, officers and employees will not receive additional compensation, but will be reimbursed for out-of-pocket expenses. D.F. King will be reimbursed for its expenses in soliciting proxies and, in addition, will receive a proxy solicitation fee not to exceed $7,500. We will request brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of our common stock. We will reimburse them for costs they incur in the solicitation.

        Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes and act as inspectors of election to certify the results.

Confidential voting policy

        We have adopted a confidential voting policy, which provides that stockholder proxies, ballots, and voting tabulations that identify your vote will not be disclosed to our directors, officers, or employees. There are a few exceptions to this policy, such as when you make a comment on your proxy vote or when we must determine the legality of a vote.

SPIN-OFF

        On December 28, 2007, Temple-Inland Inc. distributed all of the issued and outstanding shares of our common stock to the holders of record of Temple-Inland common stock, which we will refer to in this Proxy Statement as the "spin-off."

 VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

        The name, address and stock ownership of each person or group of persons known by us to own beneficially more than five percent of the outstanding shares of our common stock as of the close of business on March 13, 2014 follows.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
BlackRock, Inc.(2)	5,823,099	16.7%
40 East 52nd Street
New York, New York 10022
NWQ Investment Management Company, LLC(3)	3,488,775	10.0%
2049 Century Park East, 16th Floor
Los Angeles, California 90067
Keeley Asset Management Corp. and John L. Keeley, Jr.(4)	2,717,127	7.8%
111 West Jackson, Suite 810
Chicago, Illinois 60604
The Vanguard Group, Inc.(5)	2,135,208	6.1%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
Franklin Mutual Advisers, LLC(6)	2,088,034	6.0%
101 John F. Kennedy Parkway
Short Hills, New Jersey 07078-2789
Wellington Management Company, LLP(7)	1,899,853	5.4%
280 Congress Street
Boston, Massachusetts 02210

(1)
Based upon a total of 34,914,684 shares of common stock outstanding on March 13, 2014.

(2)
Based solely on information reported on Schedule 13G/A filed with the SEC on January 10, 2014 by BlackRock, Inc. According to the Schedule 13G/A, BlackRock, Inc. has the sole voting power over 5,673,334 and has the sole dispositive power over 5,823,099 shares.

(3)
Based solely on information reported on Schedule 13G/A filed with the SEC on March 10, 2014 by NWQ Investment Management Company, LLC. According to the Schedule 13G/A, NWQ Investment Management Company, LLC has the sole voting power over 3,141,594 shares and has the sole dispositive power over 3,488,775 shares.

(4)
Based solely on information reported on Schedule 13G/A filed with the SEC on February 7, 2014 by Keeley Asset Management Corp. and John L. Keeley, Jr. According to the Schedule 13G/A, Keeley Asset Management Corp. has the sole voting power over 2,506,256 shares and has the sole dispositive power over 2,672,067 shares. The Schedule 13G/A also reflects that Mr. Keeley beneficially owns 45,060 shares.

(5)
Based solely on information reported on Schedule 13G/A filed with the SEC on February 11, 2014 by The Vanguard Group, Inc. According to the Schedule 13G/A, The Vanguard Group, Inc. has the sole voting power over 56,270 shares, the sole dispositive power over 2,080,638 shares, and the shared dispositive power over 54,570 shares. According to the Schedule 13G/A, Vanguard Fiduciary Trust Company ("VFTC"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 54,570 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 1,700 shares as a result of its serving as investment manager of Australian investment offerings.

(6)
Based solely on information reported on Schedule 13G/A filed with the SEC on January 31, 2014 by Franklin Mutual Advisers, LLC ("FMA"). The Schedule 13G/A indicates that the reported shares of common stock are beneficially owned by one or more open-end investment companies or other accounts that, pursuant to investment management contracts, are managed by FMA, an indirect wholly-owned subsidiary of Franklin Resources, Inc. ("FRI"). According to the Schedule 13G/A, when an investment management contract (including a sub-advisory agreement) delegates to FMA investment discretion or voting power over the securities held in the investment advisory accounts that are subject to that agreement, FRI treats FMA as having sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. The Schedule 13G/A states that the voting and investment powers held by FMA are exercised independently from FRI and from all other investment management subsidiaries of FRI. Also according to the Schedule 13G/A, internal policies and procedures of FMA and FRI establish informational barriers that prevent the flow between FMA and the FRI affiliates of information that relates to the voting and investment powers over the securities owned by their respective investment management clients. The Schedule 13G/A states that Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. However, according to the Schedule 13G/A, because FMA exercises voting and investment powers on behalf of its investment management clients independently of FRI, such beneficial ownership of the reported securities is not attributed to such individuals. FMA disclaims any pecuniary interest in the reported shares. The Schedule 13G/A also states that FMA believes that it is not a "group" with FRI, such individuals, or their respective affiliates within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934.

(7)
Based solely on information reported on Schedule 13G filed with the SEC on February 14, 2014. According to the Schedule 13G, Wellington, in its capacity as investment adviser, may be deemed to beneficially own 1,899,853 shares which are held of record by clients of Wellington. Also according to the Schedule 13G, Wellington has shared voting power over 1,671,478 shares and shared dispositive power over 1,899,853 shares.

Security Ownership of Management

        The following table sets forth information regarding the beneficial ownership of our common stock as of March 13, 2014 by:

  •
  Each of our directors and nominees for director, including our Chief Executive Officer,

  •
  Our Chief Financial Officer and our three most highly compensated executive officers other than our CEO and CFO, and

  •
  All directors and executive officers as a group.

        We determined beneficial ownership as reported in the table in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (which we will refer to in this Proxy Statement as the Exchange Act). Unless otherwise indicated, beneficial ownership includes both sole voting and sole dispositive power. Even though SEC rules require reporting of all the shares listed in the table, the directors and executive officers may not claim beneficial ownership of all of these shares. For example, a director or executive officer might not claim beneficial ownership of shares owned by a relative. Unless otherwise indicated, the table does not include any shares that may be held by pension and profit-sharing plans of the corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees.

	Beneficial Ownership		Additional Ownership(5)
Beneficial Owner	Amount and Nature(1)(2)(3)(4)	Percent of Class	Shares Issuable on Exercise of Options after May 12, 2014	Stock Appreciation Rights(6)	Restricted Stock Units(7)	Market- Leveraged Stock Units(8)	Performance Stock Units(9)	Total Additional Ownership (d+e+f+g+h)	Total Beneficial and Additional Ownership (b+i)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Non-Employee Directors
Kenneth M. Jastrow, II	351,623	1.0%	—	—	16,858	—	—	16,858	368,481
Kathleen Brown	56,158	*	—	—	34,392	—	—	34,392	90,550
William G. Currie	55,301	*	—	—	33,099	—	—	33,099	88,400
Michael E. Dougherty	59,718	*	—	—	32,978	—	—	32,978	92,696
James A. Johnson	71,227	*	—	—	35,024	—	—	35,024	106,251
Charles W. Matthews	28,244	*	13,500	—	—	—	—	13,500	41,744
William Powers, Jr.	56,626	*	—	—	34,279	—	—	34,279	90,905
James A. Rubright	61,688	*	—	—	39,885	—	—	39,885	101,573
Richard M. Smith	62,561	*	—	—	28,621	—	—	28,621	91,182
Carl Thomason	39,643	*	7,000	—	—	—	—	7,000	46,643
Named Executive Officers
James M. DeCosmo	382,928	1.1%	83,313	168,929	24,818	71,655	40,612	389,327	772,255
Flavious J. Smith, Jr.	78,289	*	52,690	3,759	19,365	47,735	66,875	190,424	268,713
Bruce F. Dickson	44,368	*	39,366	—	18,522	41,155	23,998	123,041	167,409
Phillip J. Weber	54,383	*	42,865	3,759	14,414	38,043	22,890	121,971	176,354
Christopher L. Nines	133,929	*	35,539	12,628	13,822	31,971	20,306	114,266	248,195
Group
All directors and executive officers (16 persons) as a group	1,667,197	4.8%	309,812	201,703	358,668	261,794	193,141	1,325,118	2,992,315

*
Less than one percent based upon a total of 34,914,684 shares of common stock outstanding on March 13, 2014.

(1)
Includes shares of our common stock issuable upon exercise of options exercisable within 60 days from March 13, 2014: Mr. Jastrow—87,499; Ms. Brown—20,000; Mr. Currie—20,000; Mr. Dougherty—20,000; Mr. Johnson—23,999; Mr. Matthews—6,500; Mr. Powers—20,000; Mr. Rubright—20,000; Mr. Smith—26,666; Mr. Thomason—13,000; Mr. DeCosmo—266,367; Mr. Smith, Jr.—28,373; Mr. Dickson—24,745; Mr. Weber—24,071; Mr. Nines—90,017; and all directors and executive officers (16 persons) as a group—779,687.

(2)
Includes 1,000 shares of our common stock owned by relatives of all directors and executive officers (16 persons) as a group. SEC rules consider these shares to be beneficially owned, but the individuals disclaim any beneficial interest in such shares.

(3)
Includes shares of our common stock representing restricted stock awards, which shares are issued and outstanding and which the person is entitled to vote, but which are restricted pending vesting of such awards: Mr. Dickson—19,623; and all directors and executive officers (16 persons) as a group—19,623.

(4)
Includes shares of our common stock underlying restricted stock units granted to directors under our director compensation program for which the director has the unilateral right to cause the company to pay out common stock within 60 days from March 13, 2014: Mr. Jastrow—16,903; Ms. Brown—36,158; Mr. Currie—35,301; Mr. Dougherty—34,218; Mr. Johnson—36,049; Mr. Matthews—21,744; Mr. Powers—36,626; Mr. Rubright—41,478; Mr. Smith—35,895; Mr. Thomason—26,643; and all directors and executive officers as a group (16 persons)—321,015. The restricted stock units are payable upon the director's retirement from the Board of Directors.

(5)
"Additional Ownership" is not included in the SEC's definition of "Beneficial Ownership."

(6)
Stock appreciation rights vest 25% on each of the first four anniversaries of the date of grant and are payable in cash.

(7)
Includes restricted stock units payable in cash upon the director's retirement from the Board of Directors. Executive officer restricted stock units generally vest on the third anniversary of the date of grant, or vest ratably over three years. Restricted stock units may be settled in stock or cash, as determined at the time of grant.

(8)
Market-leveraged stock units ("MSUs") vest three years from date of grant. MSUs will be settled in common stock using a conversion formula to determine the number of MSUs paid based on the percent change in stock price (plus dividends if applicable) during the performance period. Under the conversion formula, a 50% or greater increase in stock price results in a 1.5 multiple of MSUs paid, a 50% reduction in stock price results in a 0.5 multiple of MSUs paid, and more than 50% reduction in stock price results in no MSUs paid. The number of shares included in column (g) equals the number of MSUs granted.

(9)
Performance stock units ("PSUs") typically vest three years from date of grant. PSUs will be settled in common stock using a performance formula to determine the number of PSUs paid based on performance during the performance period. Performance conditions may be relative to peer companies or tied to specific financial or operational metrics or both. Payout may vary from zero to 2.25 shares per unit depending on the specific performance award and its performance conditions. The number of shares included in column (h) equals the number of PSUs granted. Please see 2014 Compensation Program Revisions on page 31 for a description of our 2014 PSUs.

Section 16(a) Beneficial Ownership Reporting Compliance

        We have not identified any person who failed to file on a timely basis reports required by Section 16(a) of the Exchange Act in respect of our common stock during the most recent fiscal year. For purposes of identifying persons who failed to timely file Section 16(a) reports, we only reviewed Forms 3, 4, and 5, amendments to these forms, and written representations supplied to us in lieu of Form 5 under the SEC's Section 16 rules for the most recent fiscal year.

ELECTION OF DIRECTORS

        Our Bylaws specify that our Board of Directors will establish by vote how many directors will serve on the Board (but not less than three). Our Bylaws also provide that the directors will be divided into three classes, which will as nearly as possible be equal in size. Our Board of Directors has set the number of directors at eleven, with one class of three directors and two classes of four directors each.

        Our Bylaws include a voting standard in uncontested elections of directors (as is the case for this annual meeting) of a majority of votes cast in the election. Under the majority of votes cast standard, a director nominee is elected if the number of votes cast "for" the nominee exceeds the number of votes cast "against" the nominee. In contested elections (that is, those in which the number of nominees exceeds the number of directors to be elected), the voting standard is a plurality of votes cast, which means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting.

        Our Board of Directors also adopted a director resignation policy, which is set forth in the corporate governance guidelines available at www.forestargroup.com under the "Investor Relations—Corporate Governance—Governance Documents" section of our website. This policy sets forth the procedures that will apply in the event that a director does not receive the requisite majority of votes cast "for" his or her election. In summary, an incumbent director nominee who fails to receive the required vote for election will, within five days after certification of the election results, tender his or her resignation to our Non-executive Chairman for consideration by the Nominating and Governance Committee of our Board of Directors. The Nominating and Governance Committee will consider the resignation and, within 45 days after the date of the annual meeting, will make a recommendation to the Board of Directors on whether to accept or reject the resignation. The Board of Directors will act on the Committee's recommendation within 90 days after the date of the annual meeting. The director whose resignation is under consideration will not participate in the Committee or Board of Directors' decision. If a resignation is not accepted by the Board of Directors, the director will continue to serve. If the failure of a nominee to be elected at the annual meeting results in a vacancy on the Board of Directors, that vacancy can be filled by action of the Board.

        Following the Board's decision on whether to accept or reject the resignation, the Company will publicly disclose the Board's decision, together with an explanation of the process by which the decision was made and, if applicable, the Board's reason(s) for rejecting the tendered resignation.

Director Qualifications

        Our Nominating and Governance Committee is charged with assuring that the proper skills and experience are represented on our Board. Our corporate governance guidelines include a non-exclusive list of qualifications that should be considered in reviewing director candidates. The qualifications take into account our business, geographic locations, diversity of backgrounds and skills, and other factors. We expect all our directors to possess the highest personal and professional ethics, integrity and values. We also expect our directors to be committed to the long-term interests of our stockholders as a whole as distinguished from the specific interest of any particular stockholder.

 Nominees

        Unless you specify otherwise on your proxy, the persons named as proxies in such proxy intend to vote for the election of the nominees listed below to serve as directors.

        Kathleen Brown, Michael E. Dougherty and William C. Powers, Jr. are standing for election as directors to serve for a term of three years expiring at the 2017 annual meeting of stockholders, or until their replacements are duly elected and meet all requirements. All nominees are presently serving as directors. After review of their qualifications, the Nominating and Governance Committee recommended them as nominees to the full Board, and the full Board subsequently voted unanimously to recommend them to the stockholders as nominees. We did not pay a fee to any third party to identify or evaluate or to assist in identifying or evaluating potential nominees.

        Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. If any nominee becomes unavailable to serve, however, the persons named as proxies in the enclosed form of proxy intend to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by management, unless they are directed by the proxy to do otherwise.

        A brief summary of each director's principal occupation, recent professional experience, certain specific qualifications considered by the Nominating and Governance Committee and the Board, and directorships at other public companies in the past five years, if any, is provided below.

Nominees for Directors to be Elected at the 2014 Annual Meeting of Stockholders to Serve Until 2017

Name and Year First Elected Director	Principal Occupation and Other Information
Kathleen Brown 2007	Ms. Brown, age 68, is a partner at Manatt, Phelps & Phillips, LLP, a 400-attorney law firm. She was with Goldman, Sachs & Co. for twelve and a half years serving in a variety of capacities including Chairman of Investment Banking for the Midwest Region from 2011 through 2013, Head of the Western Region of the Public Sector and Infrastructure Group from 2005 to 2010, and as a Managing Director in Private Wealth Management from 2001 to 2005. Ms. Brown served as Treasurer of the State of California from 1991 through 1994 and was the Democratic Nominee for Governor of California in 1994. She practiced law with O'Melveny & Myers and was President of the Private Bank at Bank of America. She served on the Los Angeles Board of Education and as a Commissioner of Public Works in the City of Los Angeles. Ms. Brown is a member of the Council on Foreign Relations and serves on the Boards of the National Parks Foundation, the Stanford Center on Longevity and California Foundation on the Environment and the Economy. She has previously served on numerous not-for-profit boards including the Children's Hospital Los Angeles, the California Endowment and Los Angeles Chamber of Commerce. Ms. Brown also serves on the board of Sempra Energy, an energy services holding company.
Ms. Brown has years of experience in lending and credit, key drivers of housing demand. She also has government and industry relationships relevant to our markets and business activities.

Name and Year First Elected Director	Principal Occupation and Other Information
Michael E. Dougherty 2008	Mr. Dougherty, age 73, is founder and Chairman of Dougherty Financial Group LLC, a collection of seven financial service companies in fourteen states. Dougherty Financial Group was formed in 1977. Mr. Dougherty serves on the Board of Trustees of Mayo Clinic and is Chair of the Board of Trustees at the University of St. Thomas. Formerly, he was Chair of the Board of the Public Securities Association in 1991 and 1992, Chair of the Board of governors of the University of Minnesota Health System, and Co-Chair of the Board of Fairview-University Hospitals of Minnesota.
Mr. Dougherty has over 35 years experience in finance, asset management, commercial lending and securities, including experience starting and running new companies.
William C. Powers, Jr. 2007
Mr. Powers, age 67, has been President of The University of Texas at Austin since 2006. He is also a University Distinguished Teaching Professor and holds the Hines H. Baker and Thelma Kelley Baker Chair in Law at The University of Texas School of Law, where he served as Dean from 2000 to 2005. Other university appointments have been with the Southern Methodist University School of Law, the University of Michigan School of Law, and the University of Washington School of Law. He served as chair of the Special Investigation Committee, Enron Corp., which in 2002 produced the "Powers Report." Mr. Powers also serves on the board of Rita's Water Ice, a privately held company.
Mr. Powers has extensive legal and management expertise, including special expertise in the evaluation and management of risk.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF MS. BROWN, MR. DOUGHERTY AND MR. POWERS AS DIRECTORS OF FORESTAR.

 Continuing Directors

        The following information is provided with respect to directors who will continue to serve as directors until the expiration of their terms.

Directors to Serve Until the 2015 Annual Meeting of Stockholders

Name and Year First Elected Director	Principal Occupation and Other Information
William G. Currie 2007	Mr. Currie, age 66, is Chairman of the Board of Universal Forest Products, Inc., one of the United States' leading manufacturers and distributors of wood and wood-alternative products. Mr. Currie has had a 35-plus year career with Universal Forest Products, Inc., serving as Chief Executive Officer from 1989 through 2009, as Executive Chairman of the Board from 2006 through 2009, and as Vice Chairman from 2000 through 2005. Mr. Currie also serves as Chairman for Grand Northern Products, a privately held company.

Name and Year First Elected Director	Principal Occupation and Other Information
Mr. Currie has extensive knowledge of building materials markets, which are highly relevant to housing, and many years of public company management and board leadership experience.
Charles W. Matthews 2012
Mr. Matthews, age 69, served Exxon Mobil Corporation, one of the leading global energy companies in the world, and its predecessor, Exxon Corporation, in several capacities in its legal department since 1971 before being appointed Vice President and General Counsel in 1995 until his retirement in 2010. Since his retirement from Exxon Mobil, Mr. Matthews has continued to engage in the practice of law in private practice. Mr. Matthews is past Chair of the University of Texas Development Board and is a member of the board of Children's Medical Center of Dallas. Mr. Matthews also serves on the boards of Trinity Industries, Inc., a manufacturing company, and Cullen/Frost Bankers, Inc., a banking and financial services company.
Mr. Matthews has significant experience related to the energy industry. He also has significant knowledge of public company reporting and governance requirements.
James A. Rubright 2007
Mr. Rubright, age 67, served as Chairman of the Board and Chief Executive Officer of Rock-Tenn Company, one of North America's leading manufacturers of paperboard, containerboard and consumer and corrugated packaging, until his retirement in October 2013. Mr. Rubright joined Rock-Tenn Company as Chief Executive Officer in 1999. Previously, he served as Executive Vice President of Sonat Inc. in Birmingham, Alabama, overseeing its interstate natural gas pipeline and energy marketing businesses. Prior to joining Sonat Inc. he was a partner at the law firm of King & Spalding LLP in Atlanta, Georgia. Mr. Rubright is a principal of Privet Fund Management, LLC, a private investment fund management company, and serves on the board of AGL Resources Inc., an energy company.
Mr. Rubright has significant experience in public company management and board leadership. He also has special expertise related to oil and gas industry operations.

Name and Year First Elected Director	Principal Occupation and Other Information
Carl A. Thomason 2012	Mr. Thomason, age 61, has over 30 years' experience in the oil & gas industry. He is an owner and president of Great Northern Gathering and Marketing, LLC, with operations in North Dakota and Montana, a position he has held since 2011. From 2003 through 2010, he operated Yessup Oil Corporation, an independent marketer of refined petroleum products and also an operator of a hydrogen sulfide removal plant in East Texas. From 1997 through 2004, Mr. Thomason served as a consultant to Davison Petroleum Products Company, LLC, headquartered in Ruston, Louisiana. He previously held positions involving gathering, marketing, acquisition and trading of crude oil. Mr. Thomason served on the board of directors of Genesis Energy, LLC, general partner of Genesis Energy, L.P., from 2010 to October 2012.
Mr. Thomason has extensive knowledge and experience in the oil and gas industry, including specifically markets, transportation and pricing.

Directors to Serve Until the 2016 Annual Meeting of Stockholders

Name and Year First Elected Director	Principal Occupation and Other Information
James M. DeCosmo 2007	Mr. DeCosmo, age 55, has served as our President and Chief Executive Officer since 2006. He served as Group Vice President of Temple-Inland Inc. from 2005 to 2007, and previously served as Vice President, Forest from 2000 to 2005 and as Director of Forest Management from 1999 to 2000. Prior to joining Temple-Inland Inc., he held various land management positions throughout the Southeastern United States. Mr. DeCosmo also serves on the Policy Advisory Board of the Harvard Housing Institute.
As our CEO, Mr. DeCosmo has demonstrated dedicated and effective leadership of our operations and business strategy.
Kenneth M. Jastrow, II 2007
Mr. Jastrow, age 66, became Non-Executive Chairman of our Board upon the completion of our spin-off in 2007. Mr. Jastrow served as Chairman of the Board and Chief Executive Officer of Temple-Inland Inc. Mr. Jastrow also serves on the boards of MGIC Investment Corporation, KB Home and Genesis Energy, LLC.

Mr. Jastrow has extensive public company management and board leadership experience, and significant real estate experience. He also has experience in the paper and packaging, building products and financial services industries, providing critical perspective in businesses that impact the real estate industry, and he has a substantial presence in Texas, a key market for us.

Name and Year First Elected Director	Principal Occupation and Other Information
James A. Johnson 2007	Mr. Johnson, age 70, is Chairman of Johnson Capital Partners, a position he has held since 2000. Mr. Johnson served as Vice Chairman of Perseus LLC from 2001 through June 2012, as Chairman of the Executive Committee of the Board of Fannie Mae in 1999 and as Chairman and Chief Executive Officer of Fannie Mae from 1991 through 1998. He also serves on the boards of Target Corporation and Goldman Sachs Group, Inc. He previously served as a director of UnitedHealth Group Incorporated and KB Home.
Mr. Johnson is a recognized expert in housing and housing markets, has significant experience with the financial services industry, and has extensive board leadership experience.
Richard M. Smith 2007
Mr. Smith, age 68, is the President of Pinkerton Foundation, a New York-based private foundation serving the needs of at-risk youth. He is the former Chairman of Newsweek, a position he held from 1998 to 2010. Mr. Smith served as Editor-in-Chief of Newsweek from 1984 to 2007 and CEO from 1991 until 2007. Mr. Smith was Chairman of the Magazine Publishers of America from 1996 to 1997 and was the founding Chairman of the MPA's New Media Committee. Mr. Smith previously served on the MPA's board and on the board of the American Society of Magazine editors. He also serves on the board of Merryck & Co., a privately-held CEO mentoring firm. Mr. Smith served on the board of Temple-Inland Inc. until its February 2012 merger with International Paper Company.
Mr. Smith has substantial knowledge of and insights into current trends and events, including their potential impacts on our businesses and customers, and has extensive leadership experience.

How Nominees Are Selected

        Our Nominating and Governance Committee selects nominees on the basis of recognized achievements and their ability to bring various skills and experience to the deliberations of our Board, as described in more detail in the corporate governance guidelines available at www.forestargroup.com under the "Investor Relations—Corporate Governance—Governance Documents" section of our website. The corporate governance guidelines encourage board membership composed of diverse background skills and substantive pertinent experience, and diversity among the directors as a whole.

        Our Board approves the nominees to be submitted to the stockholders for election as directors. Our Nominating and Governance Committee and our Board consider whether non-employee director nominees are independent as defined in the corporate governance listing standards of the New York Stock Exchange (NYSE) and whether they have a prohibited conflict of interest with our business. Priority will be given to individuals with outstanding business experience and who currently serve or have served as the chief executive officer of a company.

        Our Nominating and Governance Committee considers director candidates recommended by the directors. After reviewing a potential director's qualifications, a suitable candidate will be invited to meet with our Non-executive Chairman and full Board to determine if the candidate is a good fit with the rest of our Board.

        Our Nominating and Governance Committee considers director candidates recommended by stockholders who are entitled to vote for the election of directors at the annual meeting of stockholders and who comply with the advance notice procedures for director nominations set forth in our bylaws. These procedures require that notice of the director nomination be made in writing to our Corporate Secretary. The notice must be received at our executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the case of an annual meeting called for a date more than 50 days prior to the anniversary date, notice must be received not later than the close of business on the 10th day following the date on which notice of the annual meeting date is first mailed to stockholders or made public, whichever occurs first. Recommendations by stockholders that are made in this manner will be evaluated in the same manner as recommendations for other candidates. Our bylaws require the notice of director nomination to include certain specified information regarding the nominating stockholder and the nominee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

        We maintain a written policy and procedures for the review, approval, or ratification of any related party transactions that we are required to report under this section of the Proxy Statement.

        Under the related party transaction policy, any transaction, arrangement or relationship between us and a related party must be reviewed by the Nominating and Governance Committee, unless pre-approved under the policy. The policy deems the following transactions, arrangements or relationships to be pre-approved:

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  compensation arrangements required to be reported under the Director or Executive Compensation sections of the proxy statement,

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  business expense reimbursements,

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  transactions with an entity in which the related party owns less than 10% of the other entity,

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  transactions with an entity in which the related party is a director only,

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  transactions with an entity in which the related party is not an executive officer or a partner, and

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  indebtedness for transactions in the ordinary course of business.

        Under the policy, the Nominating and Governance Committee, in the course of review of a potentially material related party transaction, will consider, among other things, whether the transaction is in our best interest, whether the transaction is entered into on an arms-length basis, whether the transaction conforms to our code of business conduct and ethics and whether the transaction impacts a director's independence under the NYSE listing standards.

        During the year ended December 31, 2013, there were no transactions that were required to be reported in this section of the Proxy Statement where the related party policy and procedures did not require review, approval or ratification or where the policy and procedures were not followed.

BOARD MATTERS

Board Leadership Structure

        Mr. Jastrow, an independent director who is not an officer or employee of the company, has served as our non-executive chairman since we became a separate publicly-traded company in December 2007. He has significant experience serving as a public company chairman and CEO. He also serves or has served on several other public company boards.

        We believe it is the chief executive officer's responsibility to run the company and the chairman's responsibility to run the Board. We also believe that at this time it is beneficial for us to have a separate chairman whose sole job is leading the Board. This structure enables Mr. DeCosmo, our chief executive officer, to focus his entire energy on running the company while affording us the benefits of Mr. Jastrow's significant board leadership experience. We believe our chief executive officer and our non-executive chairman have an excellent working relationship that has allowed Mr. DeCosmo to develop and grow as chief executive officer.

        Our corporate governance guidelines state that our Board believes that separation of the offices of chairman and chief executive officer is in the best interests of the company and its stockholders at this time. However, should circumstances change in the future, the Board is free to choose its chairman in any way it determines is in the best interests of the company and its stockholders in accordance with our bylaws, including determining whether our chief executive officer should also serve as chairman.

        Our Board performs a number of its functions through committees. All committee members including the chairmen of our Audit Committee, Management Development and Executive Compensation Committee (which we refer to as the Compensation Committee), and Nominating and Governance Committee are independent directors under NYSE listing standards. Each committee's charter expressly provides that the committee has the sole discretion to retain, compensate, and terminate its advisors. The charters of our Audit Committee, Compensation Committee, and Nominating and Governance Committee are available at www.forestargroup.com under the "Investor Relations—Corporate Governance—Committees" section of our website. We will provide a copy of these documents, without charge, upon request to our Corporate Secretary at our principal executive office. Any changes to the committee charters will be reflected on our website.

Risk Oversight

        The Board oversees our risk management processes and management is responsible for managing risks. The Board performs its risk oversight role by using several different levels of review. Our chief executive officer or chief administrative officer report on significant risks to the Board at least annually, and at additional times as may be necessary or appropriate. In addition, management reports on and the Board reviews the risks associated with our strategic plan annually and periodically throughout the year as part of the Board's consideration of our strategic direction.

        All of our Board members except Mr. DeCosmo are classified as independent under NYSE listing standards. A number of our Board members are currently serving or have served as members of senior management of other public companies and are currently serving or have served as directors of other public companies. We believe that the number of independent, experienced directors that make up our Board, along with oversight of the Board by the non-executive chairman, benefits our company and our stockholders.

        Each of the Board's Committees also oversees the management of risks that fall within the Committee's areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors.

        The Audit Committee receives reports at least annually from management regarding the company's process for assessment of risks. In addition, our Director of Internal Audit, who functionally reports directly to the Audit Committee, assists in identifying, evaluating and implementing risk management controls and methodologies to address identified risks. The Audit Committee reports regularly to the full Board.

        The Compensation Committee considers the impact of our executive compensation programs, and the incentives created by the compensation awards that it administers, on our risk profile. The Compensation Committee reviews and considers, among other things, the incentives that our programs create and the factors that may reduce the likelihood of excessive risk taking. The Compensation Committee reports regularly to the full Board. We do not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on us.

        We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our Board composition and leadership structure support this approach.

Audit Committee

        The Audit Committee assists the Board in its oversight of:

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  the integrity of our financial statements;

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  compliance with legal and regulatory requirements;

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  the independent registered public accounting firm's qualifications and independence; and

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  the performance of the internal audit function and independent registered public accounting firm.

        In addition, the Audit Committee prepares the report that SEC rules require be included in the annual proxy statement. The Audit Committee has the sole authority to retain, compensate, and terminate the independent registered public accounting firm. Our Board of Directors has determined that there is at least one audit committee financial expert serving on the Audit Committee, James A. Rubright, who is an independent director. In addition, our Board of Directors has determined, in its business judgment, that all members of the Audit Committee are financially literate and independent as defined in the NYSE corporate governance standards. During 2013, the members of the Audit Committee were Mr. Rubright (Chairman), Mr. Currie, Mr. Matthews, Mr. Powers, and Mr. Thomason. The Audit Committee met eight times in 2013.

Management Development and Executive Compensation Committee

        The Compensation Committee is responsible for:

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  determining and approving, either as a committee or together with other independent directors (as directed by the Board), the CEO's compensation;

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  determining and approving the compensation of the other executive officers;

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  establishing the compensation philosophies, goals, and objectives for executive officers;

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  advising the Board on the performance, salaries, and incentive compensation of the executive officers;

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  establishing compensation plans for non-executive employees and approving annual bonus pools;

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  advising the Board with respect to employee benefit programs;

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  advising the Board with respect to equity and long-term incentive plans;

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  conducting an annual review of executive officers' expense reports;

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  conducting an annual review of executive officers' personal usage of company-owned facilities and equipment;

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  preparing a Compensation Committee report on executive compensation for inclusion in our annual proxy statement filed with the SEC; and

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  overseeing the company's compliance with SEC rules regarding shareholder approvals of certain executive compensation matters and equity compensation plans.

        The Non-executive Chairman, the Chief Executive Officer or the Chief Administrative Officer recommends executive compensation amounts and programs to the Compensation Committee. The Compensation Committee has engaged a compensation consultant, Semler Brossy Consulting Group, LLC, to provide advice about proposed compensation programs and amounts and to provide market data regarding executive compensation. The compensation consultant provides specific data to the Compensation Committee on an annual basis and at other times upon request. The Compensation Committee invites a representative of the compensation consultant to attend meetings of the committee from time to time, and also may meet with the representative in executive session periodically. The Compensation Committee will engage a compensation advisor only after taking into consideration all factors relevant to the compensation advisor's independence from management. See "Executive Compensation—Oversight of Executive Compensation—Compensation Consultant" on page 35 for further discussion of the Compensation Committee's assessment.

        Once the full Board approves any compensation recommendations of the Compensation Committee, administration of the compensation programs is delegated to the Chief Administrative Officer.

        During 2013, the members of the Compensation Committee were Mr. Johnson (Chairman), Mr. Currie, Mr. Dougherty, and Mr. Rubright, all of whom our Board of Directors has determined, in its business judgment, are independent as defined in the NYSE corporate governance standards. The Compensation Committee met five times in 2013.

Compensation Committee Interlocks and Insider Participation

        There are no Compensation Committee interlocks among the members of our Board and no member of the Compensation Committee has a transaction reported under Certain Relationships and Related Party Transactions.

Nominating and Governance Committee

        The Nominating and Governance Committee is responsible for:

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  periodically reviewing the structure of the Board, at least annually, to assure that the proper skills and experience are represented on the Board;

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  recommending nominees to serve on the Board of Directors;

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  reviewing potential conflicts of prospective Board members;

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  recommending the size of the Board;

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  recommending the membership of the Board committees;

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  reviewing corporate governance issues;

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  reviewing performance and qualifications of Board members before they stand for reelection;

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  reviewing stockholder proposals and recommending to the Board action to be taken regarding stockholder proposals;

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  reviewing outside directorships in other publicly-held companies by our senior officers;

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  acting in an advisory capacity to the Board regarding activities that relate to issues of social and public concern, matters of public policy and the environment, and significant legislative, regulatory and social trends and developments; and

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  recommending director compensation to the full Board.

        The Nominating and Governance Committee may engage a compensation consultant to provide market data regarding director compensation and advice about proposed director compensation programs and amounts.

        During 2013, the members of the Nominating and Governance Committee were Mr. Smith (Chairman), Ms. Brown, Mr. Matthews, Mr. Powers, and Mr. Thomason, all of whom our Board of Directors has determined, in its business judgment, are independent as such term is defined in the NYSE corporate governance standards. The Nominating and Governance Committee met four times in 2013.

Executive Committee

        The Executive Committee may exercise all the authority of the Board of Directors in the management of our business and affairs except:

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  matters related to the composition of the Board,

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  changes in our bylaws, and

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  certain other significant corporate matters.

        The members of the Executive Committee are the non-executive Chairman of the Board, who serves as Chairman of the Executive Committee, and the Chairman of each standing committee of the Board: Mr. Jastrow, Mr. Rubright, Mr. Johnson, and Mr. Smith. The Executive Committee met one time in 2013.

Director Independence

        Our Board has adopted corporate governance guidelines that set forth our director independence standards, which are discussed below. Our corporate governance guidelines are posted at www.forestargroup.com under the "Investor Relations—Corporate Governance—Governance Documents" section of our website. In accordance with our corporate governance guidelines and NYSE rules, at least a majority of our directors are independent.

        All directors other than Mr. DeCosmo satisfy our director independence standards. Mr. DeCosmo does not meet these independence standards because he is an employee and officer.

        The Board defines independence as meeting the requirements to be considered independent directors under current NYSE rules. The Board has established the following additional guidelines to assist it in determining director independence:

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  The Board will review annually the relationships that each director has with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). Only those directors who the Board affirmatively determines have no material relationship with the company will be considered independent, subject to additional qualifications prescribed under the NYSE listing standards or applicable law.

  •
  To serve as a member of any committee of the Board, the director must meet any additional requirements of independence set forth in the committee's charter or applicable law.

        In making its independence determinations, the Board considered investment banking services provided by Goldman Sachs (Mr. Johnson is a director and Ms. Brown was a non-executive officer employee prior to her retirement in June 2013), sales of residential lots and impervious cover rights to KB Home (Mr. Jastrow is a director), and sales of timber to Rock-Tenn (Mr. Rubright was a director and employee prior to his retirement in October 2013). All of these transactions were made in the ordinary course of our business and in the ordinary course of business of the other companies, and on arm's-length terms. All fell well within the categorical independence standards contained in our

Corporate Governance Guidelines. All of the above directors were deemed not to have a direct or indirect material interest in the respective transactions, and the Board determined that their independence was not impaired.

        There is no family relationship between any of the nominees, continuing directors and executive officers of Forestar.

Board Meetings

        Our Board typically meets at least four times a year. Our Board met four times in 2013. Each director attended at least 75% of Board meetings and committee meetings held by all committees on which he or she served (held during the period he or she served).

        Our Board holds regularly scheduled executive sessions with only independent directors present. Executive sessions were held at all of the Board meetings in 2013. Our non-executive Chairman of the Board serves as presiding director to lead these executive sessions of the Board.

Other Corporate Governance Matters

        Under our corporate governance guidelines, a director is deemed to have tendered his or her resignation at the next regularly scheduled meeting of the Nominating and Governance Committee in the event of a change in job status from the status held at the time of election to our Board. The Nominating and Governance Committee will review whether the new occupation or retirement of the director is consistent with the needs and composition of our Board and recommend action to our Board based on such review. Also under our corporate governance guidelines, non-employee directors may not serve on the boards of directors of more than five public companies.

        We expect all Board members to attend our annual meeting of stockholders, but from time to time other commitments may prevent all Board members from attending. All Board members attended our 2013 annual meeting of stockholders.

        Non-employee directors must retire no later than the annual stockholders meeting following their 75th birthday unless the remaining non-employee directors determine that it would be in the best interest of the company and its stockholders under the particular circumstances existing at the time for an exception to this policy to be granted. Employee directors must resign from the Board at the time they retire or otherwise terminate employment with us, but no later than their 65th birthday.

Policies on Business Conduct and Ethics

        All our directors, officers and employees are required to abide by our Standards of Business Conduct and Ethics. This code covers all areas of professional conduct, including conflicts of interest, unfair or unethical use of corporate opportunities, protection of confidential information, compliance with all applicable laws and regulations, and oversight and compliance. Our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer also are required to abide by our Code of Ethics for Senior Financial Officers. The Standards of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers are available at www.forestargroup.com under the "Investor Relations—Corporate Governance—Governance Documents" section of our website. We will provide a copy of these documents without charge to any stockholder upon request to our Corporate Secretary at our principal executive offices. Any future amendments to either of these codes, and any waiver of the Code of Ethics for Senior Financial Officers and of certain provisions of the Standards of Business Conduct and Ethics for directors or executive officers, will be disclosed on our website promptly following the amendment or waiver.

Communications with Directors

        Stockholders and other interested parties may communicate with non-management directors by forwarding written comments to an independent third party that has agreed to forward the comments to the non-executive Chairman with a copy to our General Counsel. The independent third party is The Network and such comments may be sent to:

  The Network
  333 Research Court
  Norcross, GA 30092
  Attention: Call Center—Forestar Group

        Alternatively, interested parties may communicate online with our non-management directors by forwarding comments to The Network at www.reportlineweb.com/Forestar.

DIRECTOR COMPENSATION

        Our director compensation program is designed in recognition of the time commitment and preparations required for directors to fulfill their responsibilities, to align director compensation with the long-term interests of our stockholders, and to assist in recruiting high-caliber directors. Alignment with stockholders is emphasized through stock ownership requirements, an annual restricted stock unit grant, and the ability to receive restricted stock units in lieu of fees. Our director fee schedule is as follows:

Director Fee Schedule

Annual Retainer Fee	$60,000 (paid $15,000 per quarter)
Annual Non-executive Chair Retainer	$250,000 (paid $62,500 per quarter)
Annual Audit Committee Chair Retainer	$15,000
Annual Other Committee Chair Retainer	$5,000
Meeting Fees	$1,500 for each meeting in excess of 5 per year for Board of Directors and Executive Committee meetings combined; $1,500 for each committee meeting in excess of 5 per year for such committee
Annual Restricted Stock Unit Grant—payment deferred until retirement	$85,000
Match for deferring fees in lieu of current cash payment—deferred until retirement	50%

        In addition to the above fees, when a new director is appointed or elected, the director receives a stock option grant to acquire 20,000 shares of our common stock, vesting 6,500 shares on the first anniversary of the date of grant, 6,500 shares on the second anniversary of the date of grant, and 7,000 shares on the third anniversary of the date of grant. The option term is ten years. These stock option grants are made to further align director compensation with the interests of stockholders. We do not have any program, plan or practice to time option grants to our directors in coordination with the release of material non-public information. We do not time our release of material non-public information for the purpose of affecting the value of director compensation.

        Mr. Jastrow's non-executive chair retainer is not eligible for a match under the fee deferral plan described below. Mr. DeCosmo does not receive a fee for his service on our Board other than his compensation as an employee. Directors are reimbursed for expenses incurred in attending Board and committee meetings, including those for travel, food and lodging.

 Fee Deferral Plan

        Instead of immediate payment of director fees in cash, directors may defer the fees into restricted stock units, or RSUs, payable at retirement in shares of our common stock or cash, as determined by our Board of Directors. The aggregate amount deferred into RSUs would equal 1.5 times the amount of cash fees deferred, except for the non-executive chair retainer which aggregate amount deferred into RSUs would equal one times the amount of cash fees deferred. The number of RSUs is determined by dividing the aggregate deferred amount by the closing price of our common stock on the date deferred and rounding down to the nearest whole unit. RSUs are vested when granted. Dividend equivalents would be credited as additional RSUs if and when paid to stockholders. At retirement, a director will be paid, as determined by our Board of Directors at the time of grant, either cash equal to the number of RSUs credited to his or her account multiplied by the then current closing price of our common stock or a number of shares of our common stock equal to the number of RSUs credited to his or her account.

        If a director chooses cash payment on a current basis instead of deferring his or her fees, the director will not receive a match with respect to such fees. The directors' fee deferral plan provides for accelerating payment in the event the director's service terminates due to a change in control.

Annual Restricted Stock Unit Grant

        On the date of the first regularly-scheduled Board meeting each year, each non-employee director receives a number of RSUs determined by dividing the dollar amount of the annual restricted stock unit grant by the closing price of our common stock on such date, rounded down to the nearest whole unit. The RSUs are vested when granted. The RSUs are payable at retirement in shares of our common stock or cash, as determined by our Board of Directors.

Stock Ownership Guidelines

        Directors are required to hold Forestar stock or RSUs with an aggregate value of at least $180,000 by the end of three years from initial election. This stock ownership policy is contained in our corporate governance guidelines, which are available at www.forestargroup.com under the "Investor Relations—Corporate Governance—Governance Documents" section of our website. All our directors have satisfied their stock ownership requirements based upon the $18.42 per share NYSE closing price of our common stock on March 13, 2014, the record date.

Insurance and Indemnification

        All directors are covered under our director and officer liability insurance policies for claims alleged in connection with their service as a director. We have entered into indemnification agreements with each of our directors agreeing to indemnify them to the fullest extent permitted by law for claims alleged in connection with their service as a director.

2013 Director Compensation

        The following table presents 2013 director compensation in accordance with SEC rules. However, directors do not receive any payout of compensation deferred into RSUs until they retire. The value received at the time the director retires may be different than the amount reported below. All of our directors except Mr. Jastrow elected to defer their 2013 fees until retirement.

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Total
(a)	(b)	(c)	(d)
Kathleen Brown	—	$174,947	$174,947
William G. Currie	—	$181,694	$181,694
Michael E. Dougherty	—	$174,947	$174,947
Kenneth M. Jastrow, II	$310,000	$84,992	$394,992
James A. Johnson	—	$182,445	$182,445
Charles W. Matthews	—	$181,694	$181,694
William Powers, Jr.	—	$177,190	$177,190
James A. Rubright	—	$204,190	$204,190
Richard M. Smith	—	$182,445	$182,445
Carl A. Thomason	—	$181,694	$181,694

(1)
Includes the aggregate grant date fair value of awards granted in 2013 calculated in accordance with ASC 718. The valuation model and assumptions used can be found in Note 16 to our audited consolidated financial statements in our 2013 Annual Report on Form 10-K.

(2)
The amounts shown in column (c) relate to (a) the annual restricted stock unit grant and (b) fees earned in 2013 but deferred until retirement. The deferred fees earn a match of 50% and are converted into restricted stock units. Under the terms of our director fee deferral program, fees are rounded down to the nearest whole restricted stock unit. The chart below shows the annual grant, fees earned, match, and resulting restricted stock units credited to each director's account in 2013, along with the director's projected retirement date:

Name	Board Retainer	Committee Retainer Fees	Board and Committee Meeting Fees	Match	Annual Restricted Stock Unit Grant	Total Deferred Fees/Stock Awards Value on Grant Date of Fees Deferred Until Retirement	Converted into Restricted Stock Units Payable Upon Retirement	Normal or Expected Retirement Date
Kathleen Brown	$60,000	—	—	$30,000	$85,000	$175,000	8,836	2021
William G. Currie	$60,000	—	$4,500	$32,250	$85,000	$181,750	9,162	2023
Michael E. Dougherty	$60,000	—	—	$30,000	$85,000	$175,000	8,836	2016
Kenneth M. Jastrow, II	—	—	—	—	$85,000	$85,000	4,545	2022
James A. Johnson	$60,000	$5,000	—	$32,500	$85,000	$182,500	9,237	2019
Charles W. Matthews	$60,000	—	$4,500	$32,250	$85,000	$181,750	9,162	2020
William Powers, Jr.	$60,000	—	$1,500	$30,750	$85,000	$177,250	8,944	2022
James A. Rubright	$60,000	$15,000	$4,500	$39,750	$85,000	$204,250	10,365	2022
Richard M. Smith	$60,000	$5,000	—	$32,500	$85,000	$182,500	9,237	2021
Carl A. Thomason	$60,000	—	$4,500	$32,250	$85,000	$181,750	9,162	2028

 EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Our 2013 performance and related executive compensation actions

        Our 2013 net income was approximately $29.3 million, or $0.80 per diluted share, compared with 2012 net income of approximately $12.9 million, or $0.36 per diluted share. We achieved continued momentum in 2013 driven by significant improvements in real estate and production and reserves growth from our oil and gas operations:

  •
  Real estate: Segment earnings increased 28% to $68 million as lot sales increased 38% with higher average lot margins, and commercial tract sales increased by 80% with a higher average price per acre. We also sold our Promesa multifamily project in Austin and began pre-leasing new multifamily projects in Austin and Denver.

  •
  Oil and gas: Segment earnings decreased 29% to $19 million while oil production increased nearly 88% and proved oil and gas reserves were up 52% following our 2012 acquisition of CREDO Petroleum Corporation.

        Aggregate named executive officer (NEO) compensation is down 9.1% compared with 2012, principally due to 2012 special annual incentives and long-term performance awards associated with our 2012 acquisition of CREDO. Excluding 2012 special CREDO awards, 2013 aggregate NEO compensation is up 3.1%. Key 2013 compensation outcomes include:

  •
  Base salaries: Aggregate base salaries for our NEOs increased 2.6% in 2013. The CEO did not receive a base salary increase in 2013. Mr. Dickson received an 11.1% increase as a result of continued performance improvements in our real estate segment, and Mr. Nines received a 4.3% increase reflecting his assumption of additional accounting and tax responsibilities.

  •
  Annual incentive: Total NEO annual incentives were unchanged in 2013. The CEO received the same bonus as in 2012. Mr. Dickson received a 14% increase principally due to increased real estate segment operating results, and Mr. Nines received a 16% increase after successfully leading two capital market transactions generating $275 million in capital. Mr. Smith received a 17% decrease due to lower earnings in the oil and gas segment.

  •
  Long-Term Incentives (LTI): NEO aggregate LTI was down 2.4% compared with 2012 when excluding 2012 special CREDO performance awards. The CEO's 2013 LTI award value was the same as in 2012.(1)

        Our executive compensation programs are intended to motivate our senior management team to execute our primary strategic goals. The Compensation Committee believes our programs effectively achieve the objectives of aligning compensation with performance measures that are directly related to our strategic goals and creation of stockholder value without encouraging executives to take unnecessary or excessive risks. We believe these programs operated as intended in 2013.

        At our 2013 annual meeting of stockholders, over 93% of votes cast in our advisory vote on executive compensation were in favor of the proposal. The Compensation Committee will continue to consider the results of stockholder advisory votes on executive compensation when making future decisions. Our Board of Directors has determined that advisory votes on executive compensation will be held annually.

Total Direct Compensation for Named Executive Officers

        The Summary Compensation Table that appears on page 39 provides specific compensation information for our named executive officers as required by SEC regulations. However, the below total

(1)
Disregarding an accounting valuation change impacting 2012 options.

direct compensation table presents the named executive officers' 2013 compensation in a manner consistent with the Compensation Committee's view of compensation as used in its decision-making process by reflecting the equity component of the annual incentive and the long-term incentive awards in the year to which performance relates rather than in the year awarded.

        The following table is intended to provide insight into the compensation that our named executive officers were awarded for their 2013 performance. The table sets forth base salaries and cash and stock-based incentives awarded for 2011-2013.

			Annual Incentive		Long-Term Incentive(1)
Named Executive Officer & Title	Year	Base Salary	Paid in Cash	Paid in RSUs(1)	MSUs	Options or SARs	PSUs	Total Direct Compensation
James M. DeCosmo	2013	$550,000	$357,500	$192,500	$330,000	$—	$770,000	$2,200,000
President and CEO	2012	$550,000	$357,500	$192,500	$550,000	$615,200	$—	$2,265,200
	2011	$550,000	$—	$390,000	$550,000	$550,000	$—	$2,040,000
Flavious J. Smith, Jr.	2013	$375,000	$234,000	$126,000	$210,000	$—	$490,000	$1,435,000
Chief Oil & Gas Officer	2012	$375,000	$280,150	$150,850	$350,000	$391,500	$700,000	$2,247,500
	2011	$300,000	$150,000	$365,000	$390,000	$390,000	$—	$1,595,000
Bruce F. Dickson	2013	$350,000	$308,800	$166,200	$195,000	$—	$455,000	$1,475,000
Chief Real Estate Officer	2012	$315,000	$271,050	$145,950	$300,000	$335,500	$—	$1,367,500
Phillip J. Weber	2013	$310,000	$211,300	$113,700	$186,000	$—	$434,000	$1,255,000
Executive Vice President—	2012	$310,000	$244,400	$131,600	$300,000	$335,500	$—	$1,321,500
Water Resources	2011	$310,000	$55,000	$180,000	$275,000	$275,000	$—	$1,095,000
Christopher L. Nines	2013	$290,000	$240,500	$129,500	$165,000	$—	$385,000	$1,210,000
Chief Financial Officer	2012	$278,000	$208,000	$112,000	$250,000	$279,600	$—	$1,127,600
	2011	$278,000	$40,000	$145,000	$225,000	$225,000	$—	$913,000

(1)
Amounts are valued based on the aggregate grant date fair value of the award determined pursuant to ASC 718.

        Base salary adjustments reflect increases in responsibilities and implementation of new initiatives designed to create and realize incremental value. Annual incentive payments have varied substantially based on performance, reflecting substantial use of equity-based awards vesting ratably over three years.

        In 2013, all of our LTI awards are structured such that poor performance can lead to zero or highly reduced LTI value to our executives. The PSU performance goal will compare our average annual ROA with 16 peer real estate and oil and gas companies. Please see Security Ownership of Management beginning on page 6 for additional information regarding current ownership by our named executive officers.

        The variability in our named executive officers' total direct compensation reflects our "pay for performance" philosophy and is heavily weighted toward equity.

        The below table shows the mix of compensation elements for our CEO's total direct compensation:

	By Component Type			By Payment Type
	Base	Annual Incentive	Long-Term Incentive	Cash	Equity
2013	25%	25%	50%	41%	59%
2012	24%	24%	51%	40%	60%
2011	27%	19%	54%	27%	73%

3-year average	25%	23%	52%	36%	64%

        Year to year, the exact allocation may vary, but the overall mix is strongly weighted towards variable compensation in order to align pay and performance in accordance with our philosophy. The mix reflects that a portion of annual incentive bonuses were paid in equity, as discussed below.

        Please see page 31 for information regarding 2014 revisions to our executive compensation programs.

Compensation philosophy and objectives

        Our compensation philosophy is that a significant part of our executives' compensation should relate to our performance, as measured by return on assets (ROA), segment operating income, and value creation, because we believe there is a strong correlation between these components and long-term stockholder value creation. We calculate ROA as earnings before interest and taxes (EBIT) divided by beginning of year book value of assets, except that we exclude consolidated venture assets and instead include the equity investment from these ventures. We do this because we want to treat assets from all ventures uniformly rather than treating some as consolidated and some as unconsolidated as required by generally accepted accounting principles.

        Our executive compensation program is designed to attract, retain, and motivate key executives to maximize value creation, performance and long-term stockholder value. We look to return on assets and segment earnings to help measure value realization. We define value creation for our real estate segment as the value created through strategic and disciplined investments and by moving property through the development process while meeting or exceeding our return expectations. We define value creation for our oil and gas segment as promoting the leasing, exploration and production of our mineral acreage to increase the number of producing wells, our proved reserves and the production of oil or gas. We are guided by the following principles in determining the form and amount of executive compensation:

  •
  Compensation should be tied to performance.  A meaningful portion of total compensation is tied to and varies with our financial and operating performance, as well as individual performance. Bonuses are considered annually based on return on assets, segment earnings, value creation, and achievement of individual performance objectives. Also, stock options, stock appreciation rights, market-leveraged stock units, performance stock units, restricted stock and restricted stock units generate value to executives as our performance and stock price improves.

  •
  Compensation should align executives' and stockholders' interests and reward long-term value creation. Our annual incentive bonuses are tied closely to ROA, segment earnings, and value creation because we believe there is a strong correlation between these components and long-term stockholder value creation. In addition, the use of equity-based compensation aligns our executives' interests with our stockholders' interests and encourages our executives to focus on long-term growth and performance.

  •
  Compensation should be competitive.  Our total compensation, especially our base salaries, annual incentive compensation, and long-term incentives, should be competitive with our public and private peers to enable us to attract and retain key executives.

  •
  Retention.  We believe an overall package of appropriate pay and benefits provides for a standard of living that helps retain executives and managers. This includes a competitive base salary, health and welfare benefits and a 401(k) plan match. In addition, equity awards with vesting and forfeiture provisions encourage staying with the company. Finally, we provide change in control agreements to help ensure that our executives continue to work in the best interests of our stockholders and help alleviate concerns during any potential change in control situations that might otherwise lead the executives to work elsewhere or to work other than in the best interests of the company or its stockholders.

Elements of our compensation program

        The elements of our compensation program are as follows:

  •
  Salaries;

  •
  Annual incentive bonuses based on performance measurements;

  •
  Equity-based long-term incentive awards including stock options, stock appreciation rights, market-leveraged stock units, performance stock units, restricted stock, and restricted stock units;

  •
  401(k) plan, tax qualified employer retirement contributions, and a supplemental executive retirement plan, or SERP;

  •
  Health and welfare benefits; and

  •
  Change in control agreements.

        Generally speaking, each element of compensation is evaluated independently to determine whether in our Compensation Committee's judgment it is competitive within our segments of the real estate, oil and gas and other natural resources industries, considering both public and private competitors. Our Compensation Committee considers the compensation structures and opportunities of private competitors because we must compete against these companies for talent. Our Compensation Committee maintains a balance among the elements of compensation that ties a significant portion of compensation to performance. Our Compensation Committee also uses tally sheets that show all elements of compensation as a total. Although our Compensation Committee does not establish specific preset allocation formulas to determine the proportion of each element in relation to the other elements, it generally tries to maintain a balance among the different elements:

Element	Performance Measure	Measurement Period
Salary	Continued service subject to annual evaluation	1 year
Annual incentive bonus:
Cash	ROA, segment earnings and value creation	1 year
Restricted stock units	ROA, segment earnings and value creation	1 year
Long-term incentives:
Market-leveraged stock units	Stock price	3 years
Stock options or stock appreciation rights	Stock price	10 years
Performance stock units	Selected company performance measures	3 years
Retirement benefits	Retirement contribution is dependent on salary and bonus	None
Health and welfare benefits	None	None
Change in control agreements	None	None

  Base salaries

        Base salaries are determined based on the executive's responsibilities, performance, experience, and the Compensation Committee's judgment regarding competitive requirements and internal equity. No specific formula is applied to determine the weight of each factor. In reviewing the salaries of executives, the Compensation Committee from time to time reviews information from independent surveys and publicly-available data regarding the peer group companies discussed below. Our Compensation Committee may consider increases in the salaries of our executives based on increased responsibilities, realignment with market levels, or other factors in addition to the factors described above.

        During 2013, our Compensation Committee adjusted the annual base salaries of two of our named executive officers as follows:

Executive Officer	2012 Base Salary	Increase	% Increase	2013 Base Salary
Mr. Dickson	$315,000	$35,000	11.1%	$350,000
Mr. Nines	$278,000	$12,000	4.3%	$290,000

        Mr. Dickson joined the company in March 2011. The Compensation Committee increased his base salary because, during his tenure, Mr. Dickson quickly assumed a corporate leader role, and generated positive results in the real estate segment. The Compensation Committee increased Mr. Nines' base salary in May 2013 because Mr. Nines assumed additional accounting and tax responsibilities as a result of the transition of the then principal accounting officer to an oil and gas segment position. Our Compensation Committee determined the salary adjustment amounts based on its discretion and the CEO's recommendation.

  Annual incentive bonuses

        Our Compensation Committee has selected a combination of ROA, segment earnings and value creation as the primary performance measures for determining annual incentive bonuses. These three bonus components are evaluated independently by the Compensation Committee and are incremental in calculating the total bonus amount. Our Compensation Committee will also consider recommendations of the CEO and the degree to which the employee's actions have laid the groundwork for future earnings. The types and relative importance of specific financial and other business factors vary among the executives depending on their positions and the particular operations or functions for which they are responsible. For example, executives may be given a bonus for accomplishing specific objectives or projects, including successful completion of acquisitions, entitlements, agreements, developments or sales.

        The ROA component bonus would equal a percentage of EBIT based on our ROA for the year if ROA falls within a certain range of percentages determined by our Compensation Committee. If the ROA for the year were to fall within the range of percentages, then the incentive bonus associated with the ROA component would be a specified amount based on the actual percentage, and the ROA component bonus would be deemed earned as a result of achievement of ROA. If ROA were to fall outside the range of percentages, then the Compensation Committee would determine the bonus amount allocable to the ROA component in its discretion.

        The segment earnings component is based on achievement of annual segment budget income. If 100% of the annual segment budget is achieved, 50% of the segment earnings component bonus target will be earned. Segment earnings is not an annual incentive component for our CEO, CFO or other executive officers not affiliated with a specific business segment.

        The total of the ROA and segment earnings components would target approximately 100% of cash bonus targets when ROA approximates our cost of capital and segment operating income is 125% of budget. The annual incentive bonus allocable to the ROA and segment earnings (value realization) components generally will be paid in cash, although the Compensation Committee may in its discretion pay a portion of such bonus in equity.

        Our Compensation Committee has selected value creation as a component of the annual incentive plan because we want to incentivize our executives to take actions that will result in value to be realized in the intermediate and long term. The value creation component is subject to our Compensation Committee's determination of the executive's value creation performance, including the evaluation of such factors as the successful completion of mergers, acquisitions and new ventures, formation or enhancement of special improvement/recovery districts, economic developments, significant entitlements, strategic repositioning of undeveloped land, increase in oil and gas reserves, securing significant anchors/industries, water sales agreements and permits, mitigation bank establishment and sales, fund or equity closings, and individual executive performance. The value creation component bonus is independent of and incremental to the ROA and segment earnings component bonuses.

        The maximum potential value creation component bonus is 150% of base salary for operational executives and 100% of base salary for business administration executives. For the most part, the annual incentive bonus allocable to value creation will be weighted toward equity (cash-settled RSUs vesting ratably over three years), although the Compensation Committee may in its discretion pay a portion of such bonus in cash. The value creation component bonus will be paid in a proportionally higher percentage of cash when value realization (as evidenced by ROA) is higher.

        If our performance is affected by significant or unusual transactions, our Compensation Committee may elect to adjust the payment mix so that it is weighed more towards equity, or to reduce or eliminate the impact of significant or unusual transactions on our performance in determining the amount of the bonuses.

        The ROA component would equal a percentage of EBIT determined by our 2013 ROA, if ROA is between 4% and 20% (if actual ROA were to fall outside the range, then the ROA component bonus would be determined in the discretion of the Compensation Committee). The segment earnings component would be based on achievement of the annual budgeted segment earnings. The value creation component would be subject to the Compensation Committee's determination of the executive's supportable and documented value creation performance during the year.

        If the executives achieved the target ROA percentage and the target segment earnings percentage (125%) compared to budget, then the executives would receive a bonus equal to their base salary. If the executives achieved the maximum ROA percentage (20%), the maximum segment budget income percentage (175%), and the maximum value creation component (150% of base salary for operational executives and 100% of base salary for business administration executives), then the executives would receive a bonus of 3.0 times their base salary for business administration executives and 3.4 times their base salary for business operation executives.

        Annual incentive bonuses would be paid in cash and/or equity awards as determined in the discretion of the Compensation Committee, with cash weighted towards value realization-based bonuses and equity weighted towards value creation-based bonuses.

        Our 2013 ROA was approximately 6.4%, a 14% increase over 2012. The 2013 segment operating income contributions were as follows:

	% of Budget	% of Target Contribution
Real Estate	136%	109%
Oil and Gas	73%	59%
Other Natural Resources	215%	172%

        In determining the value creation component bonus for 2013, the Compensation Committee considered individual performance and contributions toward value creation, which in 2013 included the following value creation events:

  •
  Additions to proved oil and gas reserve volumes, up 52% since 2012;

  •
  Formation of venture with third-party capital partner for a new multifamily project in Nashville, and commencement of a new wholly-owned multifamily project in Dallas; and

  •
  Acquisition of five single-family residential development properties including expansion into three new target markets.

        The Compensation Committee used its own judgment, taking into account individual contributions and performance, to determine the value creation component for each NEO rather than applying specific weighting or formulas to the factors considered. In making its judgment, the Compensation Committee considered the non-executive Chairman's evaluation of the CEO's individual performance and the CEO's evaluation of the other NEOs' individual performance.

        The following table reflects incentive bonuses paid to our named executive officers for 2013 and the form of payment:

	2013 Plan Component
					Form of Payment
		Segment Income	Value Creation	Total Bonus
Name	ROA				Cash	Equity(1)
Mr. DeCosmo	$361,000	$—	$189,000	$550,000	$357,500	$192,500
Mr. Smith	$184,000	$55,000	$121,000	$360,000	$234,000	$126,000
Mr. Dickson	$173,000	$95,000	$207,000	$475,000	$308,800	$166,200
Mr. Weber	$153,000	$116,000	$56,000	$325,000	$211,300	$113,700
Mr. Nines	$182,000	$—	$188,000	$370,000	$240,500	$129,500

(1)
Under SEC rules, only the cash portion of the 2013 bonus is reflected in the Summary Compensation Table on page 39. Because the equity portion of the 2013 bonus was awarded in 2014, these equity awards will be reflected in the Stock Awards column of the Summary Compensation Table and the Grants of Plan Based Awards Table to be presented in our 2015 proxy statement.

        For the 2013 annual incentive bonus, our Compensation Committee elected to pay 35% of named executive officer bonuses in equity in the form of cash-settled restricted stock units to vest ratably over three years. The balance of the 2013 incentive bonus was paid in cash. The Compensation Committee believes that paying a portion of executive officer bonuses in restricted stock units vesting over time was appropriate because a portion of our 2013 value creation accomplishments are also likely to require more than a year to be fully realized. Also, payment using equity will enhance employee retention because our executives will receive payment in future years only if they remain employed by us.

        Our Compensation Committee may, in its discretion, award cash bonuses during the year or as part of the annual bonus awards as a result of extraordinary performance. In addition, our Compensation Committee may elect to pay "sign-on" bonuses and may elect to establish other measures to determine annual bonus amounts for purposes of recruiting a new executive.

  Long-term incentive awards

        Our 2007 Stock Incentive Plan, or SIP, gives us the ability to provide our eligible employees, including each of our named executive officers, grants of compensation awards based on our shares of stock. Our equity-based incentive awards include stock options, stock appreciation rights, market-leveraged stock units, performance stock units, restricted stock, and restricted stock units. Our Compensation Committee grants annual equity-based long-term incentive awards and grants equity-based awards as a portion of the annual incentive program. Our Compensation Committee anticipates making annual equity-based long-term incentive award grants in February of each year to further align interests of the executives with the interests of our stockholders and to remain competitive with market practices, support executive recruitment and retention, and establish internal pay equity among executives. Our Compensation Committee may, in its discretion, grant equity-based awards during the year as a result of extraordinary performance or the assumption of new responsibilities or to establish additional incentives in light of significant company events or developments.

        In making decisions regarding annual equity-based awards, our Compensation Committee uses tally sheets to consider previous grants, value and experience the executive brings to a role, relative responsibilities of the executive, and the business segment in determining sizes of awards. In the case of a new key executive, or an executive assuming new responsibilities, an initial grant may be made above usual annual targeted levels. The amounts of equity-based awards are determined based on input from the compensation consultant regarding market practices, recommendations of the CEO (except for the CEO's awards, whose recommendations are made by the non-executive Chairman), and the judgment of our Compensation Committee. The dollar value of the awards may be below, at or above the mid-range of what other comparable companies may offer in any given year. Our Compensation Committee may also consider internal pay equity for equity awards among executives, and progress toward meeting our stock ownership guidelines.

        The equity-based awards have the following terms:

Stock Options and Stock Appreciation Rights:	Stock options and stock appreciation rights have an exercise price equal to the NYSE closing price per share on the date of the grant; vest 25% each year over four years; provide for accelerated vesting upon retirement, disability, death, or if there is a change in control; and expire in ten years. Options exercised are settled in common stock. Stock appreciation rights are settled in cash.
Market-Leveraged Stock Units:

Market-leveraged stock units ("MSUs") vest on the third anniversary of the date of grant (such three-year period being the "performance period"). Each MSU is based on one share of common stock. MSUs will be settled in common stock using a conversion formula under which the number of MSUs paid is adjusted at the vesting date based on the percentage change in stock price (plus dividends if applicable) during the performance period. Under the conversion formula, a 50% or greater increase in stock price results in a 1.5 multiple of MSUs paid, a 50% reduction in stock price results in a 0.5 multiple of MSUs paid, and more than 50% reduction in stock price results in zero MSUs paid.

Performance Stock Units:

Performance stock units ("PSUs") vest at the expiration of a period determined by the Compensation Committee (such period, the "performance period"). Each PSU is based on one share of common stock. PSUs will be settled in common stock or cash (as determined by the Compensation Committee) based on the achievement of company performance metrics determined by the Compensation Committee over the performance period.

Restricted Stock Units:

Restricted stock units awarded under our annual incentive bonus plan vest one-third per year and are settled in cash. Restricted stock unit awards have accelerated vesting upon retirement (for awards granted after 2012), disability, death, or if there is a change in control.

        Forestar uses long-term incentive awards in order to provide strong alignment with stockholders and ensure that executives are rewarded for increasing stockholder value. Given the unique combination of our businesses and the long-term nature of many of our investments it is inherently difficult to set long-term financial performance goals. Accordingly, our Compensation Committee has determined that MSUs, which are based on total shareholder return, are an appropriate performance-based vehicle for a significant portion of long-term incentive value. Long-term incentive value awarded each year considers both company and individual performance with additional consideration for total outstanding equity opportunity for each executive and annual stockholder dilution.

        For 2013 annual awards, 50% of long-term incentive award value was delivered in options and 50% of value was delivered in MSUs. All of our 2013 LTI awards are structured such that poor performance can lead to zero or highly reduced LTI value to our executives.

        Our SIP provides for equitable adjustment in the event of stock splits or other equity restructurings. Awardees generally receive the same adjustment stockholders receive.

2014 Compensation Program Revisions

        Our Compensation Committee has made the following modifications to our 2014 executive compensation programs.

        Annual incentive bonuses will continue to be determined based on a combination of ROA and segment earnings, but value creation will no longer be a component of the program, resulting in increased emphasis on value realization as evidenced by corporate ROA and segment earnings. The segment earnings component will be based on a sliding scale for each segment, or on total segment earnings for the CEO and other corporate executive officers, rather than on comparison to annual budget. Real estate and other natural resources segments will be combined for the plan's segment earnings component. For 2014, the scale for total segment earnings ranges between $37 million and $796 million. In addition, a portion of annual incentive bonus for the Chief Oil and Gas Officer will be determined by net additions to proved developed producing oil and gas reserves. For 2014, the scale for net additions to proved developed producing oil and gas reserves ranges from 0.85 million barrels of oil equivalent (Mboe) to 8.5 Mboe. The plan contemplates that 2014 annual incentive bonuses will be paid all in cash rather than in a combination of cash and time-vested RSUs.

        Long-term incentive for 2014 will be 100% performance-based, consisting of 70% PSUs and 30% MSUs (by grant date fair value), each using a three-year performance period. The PSU performance goal will compare our average annual ROA with 16 peer real estate and oil and gas companies. If our relative ROA during the performance period is at or above median of the peer group then PSUs will pay out at between 1.0x and 2.0x shares of our common stock for each PSU awarded. If our relative ROA performance during the performance period is below median of the peer group then PSU payout will be zero. There will be no change to the MSU performance conditions or payment formula. Our 2014 executive officer long-term incentive program will not include options.

Stock ownership guidelines

        To further align our executives' financial interests with those of our stockholders, we adopted the following minimum stock ownership guidelines for our named executive officers:

VALUE OF OWNERSHIP OF STOCK AS A MULTIPLE OF ANNUAL SALARY

Position	Multiple of Salary
Chief Executive Officer	5x
Other Named Executive Officers	3x

        Shares owned by the executive and their immediate family members count toward the ownership guidelines, as do restricted stock and restricted stock units. MSUs and PSUs also count based on the number of units originally awarded without regard to adjustment that may be made at the end of the performance period. Stock options are not counted until they are exercised, and SARs are not counted.

        The named executive officers have five years following their initial election to meet the stock ownership guidelines. The executive must hold all stock until the stock ownership guidelines have been satisfied. All of our named executive officers have satisfied their stock ownership requirements.

Mandatory holding periods for stock acquired through exercise of options

        Our executive officers are required to hold 100 percent of the net shares acquired through the exercise of options until they meet our stock ownership guidelines. The Compensation Committee maintains discretion to reduce or eliminate future long-term incentive awards for an executive who is not making adequate progress toward meeting the stock ownership guidelines or does not retain the required level of net shares acquired through the exercise of options.

Insider trading policy

        Under the terms of our insider trading policy, the named executive officers may not trade in options, warrants, puts, calls or similar hedging instruments, may not sell our securities "short", and may not pledge or hold our securities in margin accounts.

Other Compensation and Benefits

  Qualified retirement benefits

        We offer a tax-qualified defined contribution retirement plan to our employees in which our named executive officers are eligible to participate. Our defined contribution retirement plan, which we also refer to as our 401(k) plan, has two components: (a) employee contributions with company match, and (b) company retirement contributions. Our 401(k) plan does not grant extra years of credited service to executives. Extra years of credited service would be granted only under our change in control agreements, but not for any other reason.

        Our 401(k) plan allows us to match an employee's contribution in accordance with the following formula: for each dollar that an employee contributes to their 401(k) savings account, we contribute a match of $1 up to 3% of the employee's compensation; thereafter, for each dollar that an employee contributes of their next 3% of pay, we contribute a match of $0.50. The maximum annual matching contribution is limited by IRS rules. The match is vested 100% after two years of employment.

        In addition, we make a retirement contribution equal to 3.5% of the employee's compensation. The retirement contribution is vested after two years of employment. Employees are offered a wide range of investment choices under the plan for their payroll contributions, and our match and retirement contributions are invested proportionally in the same funds selected by the employees for their own payroll contributions.

  Supplemental Executive Retirement Plan (SERP)

        The Internal Revenue Code limits the amount of compensation that can be used in calculations under a tax-qualified defined contribution retirement plan such as our 401(k) plan. Because we wish to provide our executives with a continuing ability to save for their retirement, we credit under the SERP an amount equal to 3.5% of the executive's compensation in excess of this limit (earnings of $255,000 in 2013) plus the return such amount would have earned if it had been invested in the S&P/BGCantor 7-10 Year U.S. Treasury Bond Index. For 2014, the SERP has been amended to provide that the return will be based on 120% of the long-term applicable federal rate issued by the IRS. The retirement contribution is vested after two years of employment. The SERP, which is a non-qualified defined contribution plan, is unfunded and contains a provision for acceleration of payment in the event of a change in control. The retirement benefit, to the extent vested upon termination of employment, will be paid in lump sum as soon as practicable after such termination. Any unvested portion would be forfeited.

  Health and welfare benefits

        We offer the same health and welfare benefits to all full-time employees, including our named executive officers. These benefits include medical benefits, dental benefits, vision benefits, life insurance, salary continuation for short-term disability, long-term disability insurance, accidental death and dismemberment insurance, dependent care spending account, health care spending account, health savings account, and other similar benefits.

  Employment agreements

        Except for Mr. DeCosmo, none of our named executive officers has an employment agreement. For a description of Mr. DeCosmo's employment agreement, see the narrative disclosure following the Summary Compensation Table. Occasionally we may sign a letter agreement with a new executive upon hiring, but generally such an agreement does not cover more than the first year's pay and bonus.

  Change in control agreements

        All of the named executive officers and most senior executives have change in control/severance agreements. For a description of the terms of these change in control/severance agreements, see the Potential Payments Upon Termination or Change in Control section of this Proxy Statement. We believe that the change in control/severance agreements help us to attract and retain our executives by reducing the personal uncertainty and anxiety that arises from the possibility of a future business combination. During a potential change in control, we would not want executives leaving to pursue other employment out of concern for the security of their jobs or being unable to concentrate on their work. To enable executives to focus on the best interest of our stockholders, we offer change in control agreements that generally provide severance benefits to executives whose employment terminates as a result of a change in control.

  Perquisites

        We generally provide minimal perquisites to our executives. Please see the Summary Compensation Table on page 39 for a description of 2013 perquisites.

  Severance benefits

        We do not have a plan or policy to provide severance benefits to executives whose employment terminates. The CEO is the only executive who has an employment agreement with pre-established severance benefits, other than the change in control/severance agreements discussed above. In return for the post-employment benefits, the CEO agrees not to compete with us for two years after departure.

Clawback Policy

        If an executive leaves under circumstances that call into question whether any compensation amounts paid to him or her were validly earned, we would pursue any legal rights we deemed appropriate under the circumstances.

Oversight of Executive Compensation

  Compensation Committee

        Our Compensation Committee oversees executive compensation. Our Compensation Committee is composed entirely of independent, outside directors and establishes and administers our compensation programs and philosophies. Our CEO and our Chief Administrative Officer work closely with our Compensation Committee and recommend executive compensation amounts, except that the CEO does not participate in discussions regarding his own compensation. Our non-executive Chairman of the Board also participates in executive compensation discussions and recommends compensation for the CEO. Our CEO consults with the other executive officers about compensation amounts for executives and other employees who report to them. Our Compensation Committee will also consider the results of stockholder advisory votes on executive compensation. Our Compensation Committee has final approval of all compensation amounts or formulas applicable to benefit plans in which executive officers participate.

        Our Compensation Committee also:

  •
  establishes, administers, and approves bonus programs for non-executive employees and approves the aggregate amount of bonus pool for the company. Each executive officer recommends individual bonus amounts for employees under his or her direction, and the CEO approves or adjusts the individual amounts;

  •
  approves all equity-based award recipients and the amount of each award;

  •
  delegates to the CEO the responsibility for approving health and welfare programs for all employees. Executive officers participate in the same health and welfare programs as other salaried employees; and

  •
  delegates to certain of our executive officers the responsibility of maintaining the tax qualification status of our 401(k) plan, approving 401(k) plan provisions and formulas applicable to employees who are not executive officers, and overseeing the administration of the 401(k) and other benefit plans.

        In addition, an investment committee, whose members include executive officers and our Vice President of Human Resources, oversees 401(k) plan fund choices. This investment committee reports annually to the Compensation Committee.

  Competitive pay analysis and peer groups

        We employ several methods to evaluate our executive compensation practices relative to those in other companies. We use publicly available market surveys to match the roles of our named executive officers to roles in the surveys. Also, the Compensation Committee's compensation consultant conducts an analysis of the named executive officers to assist the Compensation Committee with setting compensation for the named executive officers. For further comparison, we evaluate the base salary, annual incentive awards, and long-term incentives provided to the named executive officers of the companies in our peer group, although we do not target our pay toward any particular peer group benchmark. In addition, as a secondary point of reference for executives in our oil and gas segment, we evaluate base salary, annual incentive awards and long-term incentives provided to executive officers in an oil and gas-specific peer group. We extract this data from publicly available sources.

        Our public company corporate peer group includes a range of companies with operations in either real estate development or oil and gas exploration and production. In determining our corporate peer group, we consider various metrics including revenues and market capitalization, targeting companies within a range of 0.33x to 3.0x of both metrics. Our peer group represents an even mix of real estate and oil and gas exploration companies. We have selected the following companies for inclusion in our corporate peer group for purposes of evaluating public company executive compensation:

AV Homes, Inc.	Matador Resources Co.
Alexander & Baldwin, Inc.	Penn Virginia Corp.
Approach Resources, Inc.	Petroquest Energy Inc.
BRE Properties, Inc.	Post Properties, Inc.
Cousins Properties Incorporated	Potlatch Corporation
Contango Oil and Gas Co.	PS Business Parks, Inc.
Goodrich Petroleum Corp.	Resolute Energy Corp.
Magnum Hunter Resources Corp.	The St. Joe Company

        We have a unique combination of businesses and assets as compared with other publicly-traded companies so our Compensation Committee recognizes the limitations inherent within public company peer comparisons and utilizes its own judgment in making compensation decisions.

  Compensation consultant

        Our Compensation Committee engages a compensation consultant to, among other things, provide annual market and other specific information on executive pay. The compensation consultant also attends our Compensation Committee meetings on request of the Compensation Committee. Our Compensation Committee periodically may meet in executive session with the compensation consultant. Our Compensation Committee has engaged Semler Brossy Consulting Group, LLC (Semler Brossy) as the compensation consultant to provide advice about proposed executive compensation programs and amounts and to provide market survey data regarding executive compensation.

        Our Compensation Committee has assessed the independence of Semler Brossy pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Semler Brossy from serving as an independent advisor to the Compensation Committee.

        We retained Padgett, Stratmann & Co., LLP (PS & Co.) to prepare the change in control calculations for disclosure in this Proxy Statement. PS & Co. did not have any role in determining or recommending the amount or form of executive or director compensation.

        From time to time, a compensation consultant occasionally may model the number of shares to be requested for stock incentive plans or perform other limited assignments for us regarding non-executive employees on a non-exclusive basis along with other compensation consultants. We engaged AONHewitt to model the number of shares to be requested under our 2014 Equity Incentive Plan. Our Compensation Committee assessed the independence of AONHewitt pursuant to SEC and NYSE rules and did not identify any conflict of interest that would prevent AONHewitt from serving as an independent advisor.

        No compensation consultant or its affiliates provided additional services to us in excess of $120,000 during 2013.

  Tally sheets

        Our Compensation Committee reviews tally sheets for each of the named executive officers for compensation each year. These tally sheets list the executive's salary, proposed bonus and stock awards, and the 401(k) matching contribution, retirement, health and welfare benefits.

  Evaluation of CEO's performance

        Each member of our Board (excluding the CEO) completes an evaluation of the CEO each year, which is compiled and provided to the Compensation Committee. The Compensation Committee reports the results of that review to the full Board (excluding the CEO) in executive session. Factors evaluated include ROA, value creation, and other financial and non-financial performance measures and objectives, including leadership, ethics, strategic planning, financial results, succession planning, human resources/equal employment opportunity, communications, external relations, and board relations. Our independent directors determine CEO pay with recommendations from the Compensation Committee and assistance from its compensation consultant.

  Compensation oversight governance practices

        Our governance practices divide responsibility for compensation oversight into three levels:

Stockholders:	Stockholders approve all stock incentive plans and provide an annual advisory vote on executive compensation. We do not have any stock incentive plans that are not stockholder-approved.
Board and Compensation Committee:
Our Compensation Committee is composed entirely of independent directors. The Compensation Committee establishes and oversees administration of our compensation programs. The Compensation Committee ensures that stockholder-approved plans are administered in accordance with good governance practices and stockholder intent. The Compensation Committee will also consider the results of stockholder advisory votes on executive compensation. The Compensation Committee is responsible for approval of salaries, bonuses and long-term incentive compensation paid to executive officers, bonus pools for non-executive employees, and employment and change in control agreements. The full Board reviews tally sheets for the CEO, evaluates CEO performance, approves succession plans, and acts on recommendations of the Compensation Committee.
Management:
Management approves health and welfare programs for all employees, determines individual employee bonuses for all plan participants, approves any retirement plan changes other than those for executive officers, and administers all employee benefit and incentive plans on a day-to-day basis. Within management, the CEO and Chief Administrative Officer serve as liaisons with the Compensation Committee.

  Equity award governance practices

        Our general practice is to make annual equity-based award grants each year at the February Board meeting. From time to time, we may grant equity-based awards to our executive officers outside the annual award process, such as in connection with the hiring of a new executive, for retention purposes, to reward exemplary performance, or for promotional recognition. The CEO provides initial award recommendations to our Compensation Committee for approval. The Compensation Committee approves the dollar value of equity awards, which are ratified by the full Board and valued based on the closing price of our common stock on the NYSE on the grant date or, in the case of MSUs, the average closing price for the forty trading day period ending on the grant date.

        We do not have any program, plan or practice to time option grants or other stock-based awards in coordination with the release of material non-public information nor do we time the release of material non-public information for the purpose of affecting the value of executive compensation. Our policy for setting the timing of stock option grants and other stock-based awards does not allow executives to have any role in choosing the price of their options or other stock-based awards. We do not "back date," "spring load" or reprice options or other stock-based awards.

  Stockholder Advisory Approval of Executive Compensation

        Our stockholders have an opportunity to cast an annual advisory vote on executive compensation. At the 2013 annual meeting of our stockholders, over 93% of the votes cast in the advisory vote on executive compensation were voted in favor of our executive compensation. The Compensation Committee believes this affirms our stockholders' support of our approach to executive compensation. Therefore the Compensation Committee did not materially change its approach to executive compensation in 2013. The Compensation Committee will continue to consider the results of stockholder advisory votes on executive compensation when making future decisions regarding executive compensation. Further, we welcome direct stockholder feedback on our programs.

Internal Revenue Code Section 162(m) Policy

        We intend that most compensation paid to our named executive officers not be subject to the limitation on tax deductibility under Section 162(m) of the Internal Revenue Code so long as this can be achieved in a manner consistent with our other compensation objectives.

        To secure the deductibility of annual incentive bonuses to the named executive officers, portions of each named executive officer's incentive award is awarded under the 2007 Stock Incentive Plan, which permits deductibility of compensation paid to the named executive officers under Section 162(m) of the Internal Revenue Code. Satisfaction of the performance criteria under the 2007 Stock Incentive Plan determines only the maximum amount of incentive compensation that may be awarded to named executive officers for the fiscal year. The actual amount of incentive compensation awarded to each named executive is based on other criteria more fully described in the section titled "Annual incentive bonuses" beginning on page 27. For 2013, Forestar must achieve aggregate segment ROA > 1% in order to fund annual incentive bonuses under the 2007 Stock Incentive Plan. We define aggregate segment ROA as total segment earnings divided by total segment beginning of year assets.

Accounting and tax treatment of compensation

        While the accounting and tax treatment may be a consideration when determining compensation, our Compensation Committee maintains the discretion to make compensation decisions that are in the best interest of the company and our stockholders regardless of the accounting and tax treatment.

 REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on this review and discussion, recommended to the Board of Directors that it be included in our Annual Report on Form 10-K for the year ended December 31, 2013 and in this Proxy Statement.

James A. Johnson, Chairman William G. Currie Michael E. Dougherty James A. Rubright

SUMMARY COMPENSATION TABLE

        The following table contains compensation information for our CEO, CFO and three other executive officers who for 2013 had the highest compensation. We refer to these persons as our named executive officers. The information in the following table is presented in accordance with SEC requirements. For a summary of Total Direct Compensation as viewed by our Compensation Committee, please see page 23.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan(1) ($)	All Other Compensation(2) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
James M. DeCosmo	2013	$550,000	$122,850	$742,503	$615,166	$234,650	$45,113	$2,310,282
President and CEO	2012	$550,000	$193,320	$939,959	$550,193	$164,680	$35,107	$2,433,259
	2011	$543,750	$—	$699,953	$550,053	$—	$27,127	$1,820,883
Flavious J. Smith, Jr.	2013	$375,000	$78,650	$500,839	$391,471	$155,350	$102,535	$1,603,845
Chief Oil & Gas Officer	2012	$333,333	$148,121	$1,454,958	$390,131	$131,879	$73,911	$2,532,333
	2011	$297,500	$111,550	$364,987	$250,022	$38,450	$17,655	$1,080,164
Bruce F. Dickson	2013	$344,167	$134,550	$445,924	$335,549	$174,200	$38,232	$1,472,622
Chief Real Estate Officer	2012	$312,500	$139,724	$544,972	$325,111	$131,276	$29,045	$1,482,628
Phillip J. Weber	2013	$310,000	$36,400	$431,581	$335,549	$174,850	$32,092	$1,320,472
Executive Vice President—	2012	$310,000	$114,832	$454,973	$275,092	$129,138	$25,985	$1,310,020
Water Resources	2011	$308,750	$16,851	$354,985	$250,022	$38,149	$18,049	$986,806
Christopher L. Nines	2013	$285,000	$122,200	$361,988	$279,617	$118,300	$29,507	$1,196,612
Chief Financial Officer	2012	$278,000	$124,800	$369,985	$225,082	$83,200	$23,896	$1,104,963
	2011	$275,500	$27,784	$294,970	$210,024	$12,216	$16,294	$836,788

(1)
Includes long-term incentive awarded in the year indicated and the equity portion of annual incentive awarded in the year indicated for performance associated with the prior year. See page 29 of the Proxy Statement for a table showing the aggregate 2013 annual incentive bonuses paid, the allocation of such aggregate amounts between cash and equity awards, and the allocation of such aggregate amounts among the ROA, segment earnings and value creation components. For purposes of determining the amounts to be reported for bonus and non-equity incentive plan compensation in the Summary Compensation Table, we allocated the aggregate cash annual incentive compensation among the annual incentive bonus components pro rata based on the aggregate compensation earned under each component. The equity portion of the 2013 annual incentive compensation is not included in the above Summary Compensation Table or the 2013 Grants of Plan-Based Awards Table because such equity awards were granted in February 2014. Such equity awards will be reported in the Summary Compensation Table and Grants of Plan-Based Awards Table as 2014 grants in our 2015 proxy statement.

(2)
All other compensation for 2013 includes an $8,925 tax-qualified retirement contribution, an $11,475 401(k) company match, a $495 umbrella liability insurance policy, and the following:

	SERP	Additional Life Insurance	Housing
Mr. DeCosmo	$22,838	$1,380	$—
Mr. Smith	$14,005	$897	$66,737
Mr. Dickson	$15,129	$2,208	$—
Mr. Weber	$10,479	$718	$—
Mr. Nines	$8,330	$282	$—

  Mr. Smith, our chief oil and gas officer, offices in Fort Worth, Texas, but is splitting his time between our Fort Worth and Denver offices. In lieu of paying hotel expenses for Mr. Smith's business trips to Colorado, we lease an apartment for use by Mr. Smith and his spouse in Denver at a monthly rent of $4,000. The table above includes 2013 housing perquisites for Mr. Smith consisting of 12 months' rent, $9,428 for furnishings, and $9,309 for utilities and cleaning expenses.

 2013 GRANTS OF PLAN-BASED AWARDS

        The following table summarizes 2013 grants of stock-based compensation awards and non-equity incentive awards made to the named executive officers:

										All Other Option Awards: Number of Securities Underlying Options (#)(4)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)
											Base Price of Option Awards ($/Sh)
	Equity Award Grant Date											Value of Stock and Option Awards(5)
Name		Type of Award	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Mr. DeCosmo		Annual Bonus	$108,000	$234,650	$1,076,000	—	—	—	—	—	—	—
	2/12/13	RSUs(3)	—	—	—	—	—	—	10,294	—	—	$192,498
	2/12/13	MSUs(2)	—	—	—	13,042	26,084	39,126	—	—	—	$550,005
	2/12/13	Options	—	—	—	—	—	—	—	53,606	$18.70	$615,166
Mr. Smith		Annual Bonus	$102,000	$155,350	$691,000	—	—	—	—	—	—	—
	2/12/13	RSUs(3)	—	—	—	—	—	—	8,066	—	—	$150,834
	2/12/13	MSUs(2)	—	—	—	8,300	16,599	24,898	—	—	—	$350,005
	2/12/13	Options	—	—	—	—	—	—	—	34,113	$18.70	$391,471
Mr. Dickson		Annual Bonus	$95,000	$174,200	$644,000	—	—	—	—	—	—	—
	2/12/13	RSUs(3)	—	—	—	—	—	—	7,804	—	—	$145,935
	2/12/13	MSUs(2)	—	—	—	7,114	14,227	21,341	—	—	—	$299,989
	2/12/13	Options	—	—	—	—	—	—	—	29,240	$18.70	$335,549
Mr. Weber		Annual Bonus	$84,000	$174,850	$571,000	—	—	—	—	—	—	—
	2/12/13	RSUs(3)	—	—	—	—	—	—	7,037	—	—	$131,592
	2/12/13	MSUs(2)	—	—	—	7,114	14,227	21,341	—	—	—	$299,989
	2/12/13	Options	—	—	—	—	—	—	—	29,240	$18.70	$335,549
Mr. Nines		Annual Bonus	$54,000	$118,300	$544,000	—	—	—	—	—	—	—
	2/12/13	RSUs(3)	—	—	—	—	—	—	5,989	—	—	$111,994
	2/12/13	MSUs(2)	—	—	—	5,928	11,856	17,784	—	—	—	$249,994
	2/12/13	Options	—	—	—	—	—	—	—	24,366	$18.70	$279,617

(1)
The amounts shown in column (d) reflect the minimum threshold payment under our annual incentive program for 2013 as approved by our Compensation Committee in February 2013 based on our achievement of a 4% ROA and the achievement of 75% of budgeted segment earnings for the segment in which the executive works (for business administration executives, there is no payment amount associated with segment earnings). The amounts shown in column (f) reflect the maximum threshold possible payment under the ROA and segment earnings components of our annual incentive program for 2013 as approved by our Compensation Committee based on our achievement of a 20% ROA and the achievement of 175% of budgeted segment earnings for the segment in which the executive works (for business administration executives, there is no payment amount associated with segment earnings). The amounts shown in column (e) reflect the cash portion of the 2013 annual incentive bonus allocated to the ROA and segment earnings components based on the methodology described in footnote (1) to the Summary Compensation Table. Our Compensation Committee determines annual incentive bonuses by separately evaluating ROA, segment earnings and value creation. As a result, the 2013 value creation component bonus was determined independent of, and was incremental to, the ROA and segment earnings components. The value creation component bonus is not considered a non-equity incentive plan award and therefore the cash amount allocated to the 2013 value creation component bonus based on the methodology described in footnote (1) to the Summary Compensation Table is included under the Bonus column in the Summary Compensation Table and is not included in column (e) of the 2013 Grants of Plan-Based Awards Table. Because the equity portion of the 2012 annual incentive bonuses was determined and granted in February 2013, such equity awards are included as 2013 compensation in the Summary Compensation Table and the 2013 Grants of Plan-Based Awards Table (see footnote (3) below). Likewise, because the equity portion of the 2013 annual incentive bonuses was determined and granted in February 2014, such equity awards are not included in the Summary Compensation Table or 2013 Grants of Plan-Based Awards Table. The equity portion of the 2013 annual incentive bonuses will be reported in the Summary Compensation Table and Grants of Plan-Based Awards Table as a 2014 grant in our 2015 proxy statement. For more information regarding our annual incentive program, see the "Compensation Discussion and Analysis" section of this Proxy Statement.

(2)
The amounts in column (h) represent the number of shares of our common stock underlying the MSUs on the date of grant. The MSUs vest on the third anniversary of the date of grant and will be settled in common stock using a conversion formula under which the number of shares paid is adjusted at the vesting date based on the percentage change in stock price (plus dividends if applicable) during the vesting period. Under the conversion formula, a 50% or greater increase in stock price results in a 1.5 multiple of shares paid, which amount is set forth in column (i), a 50% reduction in stock price results in a 0.5 multiple of shares paid, which amount is set forth in column (g), and more than 50% reduction in stock price results in no shares paid.

(3)
These restricted stock unit awards represent the equity portion of the 2012 annual incentive bonuses, which were based on 2012 performance. Because the determination of the amounts of the bonuses and the grants occurred in 2013, these awards are being included in the 2013 Grants of Plan-Based Awards Table as 2013 grants. These awards vest one-third on each of February 12, 2014, 2015 and 2016. The restricted stock unit awards will be paid in cash based on the closing price on the vesting date.

(4)
All options awarded to the executives become exercisable in 25% increments on each of February 12, 2014, 2015, 2016 and 2017 and have a ten year term expiring February 12, 2023. All grants to the named executive officers include a provision for acceleration of vesting in certain change of control situations. For options to purchase our common stock, shares may be withheld to pay taxes.

(5)
The amounts in column (m) are valued based on the aggregate grant date fair value of the award determined pursuant to ASC 718. Assumptions used in the calculation of the amounts in this column (m) are included in Note 16 to our audited consolidated financial statements for the year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2014. The Compensation Committee approves a target grant date value for option awards and the accounting valuation provided in the table may differ based on specific accounting assumptions. Based on Black-Scholes assumptions at the time of its decisions, the Compensation Committee's approvals of awards were: Mr. DeCosmo—$550,000; Mr. Smith—$350,000; Mr. Dickson—$300,000; Mr. Weber—$300,000; and Mr. Nines—$250,000.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Tables

  Compensation Elements in Proportion to Total Compensation

        In 2013, our Compensation Committee continued a heavy emphasis on performance by paying a substantial portion of named executive officer compensation in equity, as follows:

Compensation Element		% of Total
Base salary		24%
Performance-based
Annual cash incentive	17%
Equity(1)	56%

Total performance-based		73%
Other Compensation		3%

Total		100%

(1)
Includes 2013 long-term incentive and the portion of 2012 annual incentive awarded as equity in 2013.

        Please see the "Compensation Discussion and Analysis" section beginning on page 23 of this Proxy Statement for a description of our overall compensation philosophy and objectives.

  Employment Agreement

        Except for Mr. DeCosmo, we have not entered into employment agreements with any of our named executive officers.

        Prior to our 2007 spin-off, we executed an employment agreement with Mr. DeCosmo that became effective as of the spin-off. The agreement has a three-year term, but is automatically extended by one year on the first anniversary of the effective date and each anniversary thereafter unless notice of nonrenewal is given at least one year in advance of such anniversary date.

        During the term of the agreement, Mr. DeCosmo will receive a base salary, which may not be reduced below its level at the time the agreement became effective or any increase subsequently granted. He is eligible for a performance-based annual bonus, employee benefits, equity (long-term incentive plan) grants, and umbrella insurance. There are no parameters on the performance-based annual bonus, such as a maximum amount, and it is entirely within the discretion of our Compensation Committee except that it shall be substantially no less favorable than the bonus program applicable to our other senior executives.

        Upon a qualifying termination of employment (defined generally in the same manner as under the change in control agreements described in the Potential Payments Upon Termination or Change in Control section of this Proxy Statement) within two years following a change in control (defined in the same manner as under the change in control agreements described in the Potential Payments Upon Termination or Change in Control section of this Proxy Statement), Mr. DeCosmo generally would be entitled to substantially similar benefits (including excise tax gross-up protection) as described under the change in control agreements in the Potential Payments Upon Termination or Change in Control section of this Proxy Statement, except that Mr. DeCosmo would receive a multiple of three times pay and benefits, and also would be credited with three extra years of service for purposes of determining his eligibility for any retiree medical or life insurance benefits. At this time, we do not offer retiree medical benefits. If Mr. DeCosmo were to experience such a qualifying termination of employment not within two years following a change in control, he would be entitled to those same benefits, except that the severance would be based on two times salary and bonus, health and welfare benefits and perquisites would continue for two years, and imputed service credit would be limited to an additional two years.

        A qualifying termination of employment includes both involuntary termination by us without cause and voluntary termination by Mr. DeCosmo for good reason. Cause includes, subject to various cure periods:

  •
  material breach by Mr. DeCosmo;

  •
  conviction of a felony or a plea of guilty or nolo contender to a felony;

  •
  abuse of alcohol or controlled substances that has a detrimental effect on Mr. DeCosmo's performance of his duties; or

  •
  willful engaging by Mr. DeCosmo in conduct that is demonstrably and materially injurious to us.

        Good reason includes:

  •
  failure to be re-elected to the Board or re-appointed as either a member of the Board or chief executive officer;

  •
  assignment to Mr. DeCosmo of any duties substantially inconsistent with his status as a senior executive;

  •
  material adverse alteration in the nature or status of Mr. DeCosmo's responsibilities;

  •
  material reduction in his base salary; or

  •
  relocation of principal place of employment more than 50 miles.

Upon termination of employment for death or disability, Mr. DeCosmo would receive a cash lump-sum payment equal to the sum of his annual base salary and a pro-rata portion of his annual target bonus. Mr. DeCosmo would be required to execute a release of claims, and he has agreed that he will not compete with us for two years following his termination of employment for any reason.

OUTSTANDING EQUITY AWARDS AT YEAR-END 2013

        The following table summarizes stock-based compensation awards to acquire our common stock outstanding at December 31, 2013 for the named executive officers. Some awards arise out of equitable adjustment to Temple-Inland awards in connection with the spin-off.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plans: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plans: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Vesting Date
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mr. DeCosmo	5,333	—	20.26	02/04/15					Vested
	6,150	—	27.06	02/03/16					Vested
	6,150	—	30.56	02/02/17					Vested
	74,000	—	28.85	02/12/18					Vested
	59,010	—	9.29	02/10/19					Vested
	131,345	—	9.29	02/10/19					Vested
	24,012	8,004	17.80	02/09/20						(2)
	28,188	9,396	17.80	02/09/20						(3)
	27,201	27,201	18.59	02/08/21						(4)
	14,753	44,260	16.11	02/14/22						(5)
	—	53,606	18.70	02/12/23						(6)
							2,690	$57,216		(7)
							25,785	548,447		(8)
							16,139	343,277		(9)
							29,380	624,913		(10)
							9,894	210,445		(11)
							26,084	554,807		(12)
Mr. Smith	—	3,202	17.80	02/09/20						(13)
	—	3,759	17.80	02/09/20						(14)
	—	12,364	18.59	02/08/21						(15)
	—	31,384	16.11	02/14/22						(16)
	—	34,113	18.70	02/12/23						(6)
							2,062	$43,859		(17)
							11,721	249,306		(8)
							15,104	321,262		(18)
							20,833	443,118		(10)
							41,031	872,729		(19)
							7,753	164,906		(11)
							16,599	353,061		(12)
Mr. Dickson	8,717	26,154	$16.11	02/14/22						(20)
	—	29,240	18.70	02/12/23						(6)
							19,623	$417,381		(21)
							9,104	193,642		(22)
							17,361	369,268		(10)
							7,804	165,991		(11)
							14,227	302,608		(12)
Mr. Weber	—	3,202	$17.80	02/09/20						(13)
	—	3,759	17.80	02/09/20						(14)
	—	12,364	18.59	02/08/21						(15)
	—	22,130	16.11	02/14/22						(23)
	—	29,240	18.70	02/12/23						(6)
							1,883	$40,051		(24)
							11,721	249,306		(8)
							7,448	158,419		(25)
							14,690	312,456		(10)
							7,037	149,677		(11)
							14,227	302,608		(12)
Mr. Nines	1,250	—	20.26	02/04/15					Vested
	2,133	—	27.06	02/03/16					Vested
	2,133	—	30.56	02/02/17					Vested
	22,300	—	28.85	02/12/18					Vested
	17,703	—	9.29	02/10/19					Vested
	8,067	2,690	17.80	02/09/20						(27)
	9,471	3,157	17.80	02/09/20						(28)
	10,386	10,386	18.59	02/08/21						(29)
	6,035	18,107	16.11	02/14/22						(30)
	—	24,366	18.70	02/12/23						(6)
							1,524	$32,415		(26)
							9,845	209,403		(8)
							6,000	127,620		(31)
							12,019	255,644		(10)
							5,989	127,386		(11)
							11,856	252,177		(12)

(1)
Value for all awards is based on the closing market price of our common stock as reported on the NYSE on December 31, 2013 of $21.27. Value for market-leveraged stock units (MSUs) and performance stock units (PSUs) also considers performance measures applicable to these awards.

(2)
Stock options to acquire 24,012 shares are fully vested and exercisable; stock options to acquire 8,004 shares will vest on February 9, 2014.

(3)
28,188 stock appreciation rights ("SARs") payable in cash are fully vested and exercisable; 9,396 SARS payable in cash will vest on February 9, 2014.

(4)
Stock options to acquire 27,201 shares are fully vested and exercisable; stock options to acquire 13,600 shares and 13,601 shares will vest on February 8, 2014 and 2015, respectively.

(5)
Stock options to acquire 14,753 shares are fully vested and exercisable; stock options to acquire 14,753 shares, 14,753 shares and 14,754 shares will vest on February 14, 2014, 2015, and 2016, respectively.

(6)
Stock options granted February 12, 2013 will vest 25% on each of the first four anniversaries of the grant date.

(7)
The restricted stock unit award vests 2,690 shares on February 8, 2014. The restricted stock unit award will be settled in cash as it vests based on the fair market value on the vesting date.

(8)
The market-leveraged stock unit award vests on February 8, 2014. The market-leveraged stock units will be settled in common stock using a conversion formula based on the change in our stock price during the vesting period.

(9)
The restricted stock unit award vests 8,069 shares on February 14, 2014 and 8,070 shares on February 14, 2015. The restricted stock unit award will be settled in cash as it vests based on the fair market value on the vesting date.

(10)
The market-leveraged stock unit award vests on February 14, 2015. The market-leveraged stock units will be settled in common stock using a conversion formula based on the change in our stock price during the vesting period.

(11)
The restricted stock unit award will vest one-third on each of the first three anniversaries of the grant date; cash settled.

(12)
The market-leveraged stock unit award vests on February 12, 2016. The market-leveraged stock units will be settled in common stock using a conversion formula based on the change in our stock price during the vesting period.

(13)
Stock options to acquire 3,202 shares will vest on February 9, 2014.

(14)
3,759 SARS will vest on February 9, 2014.

(15)
Stock options to acquire 6,182 shares will vest on each of February 8, 2014 and 2015.

(16)
Stock options to acquire 10,461 shares, 10,461 shares and 10,462 shares will vest on February 14, 2014, 2015 and 2016, respectively.

(17)
The restricted stock unit award vests 2,062 shares on February 8, 2014. The restricted stock unit award will be settled in cash as it vests based on the fair market value on the vesting date.

(18)
The restricted stock unit award vests 7,552 shares on each of February 14, 2014 and 2015. The restricted stock unit award will be settled in cash as it vests based on the fair market value on the vesting date.

(19)
The performance stock unit award vests on February 12, 2016. The performance stock units will be settled in common stock using a conversion formula based on the adjusted Credo return over the period from October 1, 2012 to December 31, 2015.

(20)
Stock options to acquire 8,717 shares are fully vested and exercisable; stock options to acquire 8,718 shares will vest on each of February 14, 2014, 2015 and 2016.

(21)
The restricted stock award will vest on May 9, 2014.

(22)
The restricted stock unit award vests 4,552 shares on each of February 14, 2014 and 2015. The restricted stock unit award will be settled in cash as it vests based on the fair market value on the vesting date.

(23)
Stock options to acquire 7,377 shares, 7,376 shares and 7,377 shares will vest on February 14, 2014, 2015, and 2016, respectively.

(24)
The restricted stock unit award vests 1,883 shares on February 8, 2014. The restricted stock unit award will be settled in cash as it vests based on the fair market value on the vesting date.

(25)
The restricted stock unit award vests 3,724 shares on each of February 14, 2014 and 2015. The restricted stock unit award will be settled in cash as it vests based on the fair market value on the vesting date.

(26)
The restricted stock unit award vests 1,524 shares on February 8, 2014. The restricted stock unit award will be settled in cash as it vests based on the fair market value as of the vesting date.

(27)
Stock options to acquire 8,067 shares are fully vested and exercisable; stock options to acquire 2,690 shares will vest February 9, 2014.

(28)
9,471 SARS payable in cash are fully vested and exercisable; 3,157 SARS payable in cash will vest on February 9, 2014.

(29)
Stock options to acquire 10,386 shares are fully vested and exercisable; stock options to acquire 5,193 shares will on each of February 8, 2014 and 2015.

(30)
Stock options to acquire 6,035 shares are vested and exercisable; stock options to acquire 6,036 shares, 6,035 shares and 6,036 shares will vest on February 14, 2014, 2015 and 2016, respectively.

(31)
The restricted stock unit award vests 3,000 shares on each of February 14, 2014 and 2015. The restricted stock unit award will be settled in cash as it vests based on the fair market value on the vesting date.

 2013 OPTION EXERCISES AND STOCK VESTED

        The following table summarizes stock-based compensation awards exercised or vested in 2013 by the named executive officers.

	Option Awards/ Stock Appreciation Rights		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
(a)	(b)	(c)	(d)	(e)
Mr. DeCosmo	1,666	$11,712	57,002	$1,068,791
Mr. Smith	47,723	$253,166	30,958	$582,407
Mr. Dickson	—	$—	4,552	$88,309
Mr. Weber	40,618	$256,988	22,461	$421,362
Mr. Nines	40,570	$556,135	22,447	$419,795

NONQUALIFIED DEFERRED COMPENSATION

        The following table summarizes nonqualified deferred compensation for the year 2013 for the named executive officers:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
	(b)	(c)	(d)	(e)	(f)
Mr. DeCosmo	$—	$22,838	$4,254	$—	$131,161
Mr. Smith	$—	$14,005	$1,291	$—	$46,876
Mr. Dickson	$—	$15,129	$331	$—	$23,566
Mr. Weber	$—	$10,479	$681	$—	$27,822
Mr. Nines	$—	$8,330	$1,338	$—	$42,414

(1)
All contributions were made pursuant to our supplemental executive retirement plan, or SERP, a nonqualified defined contribution plan. The Internal Revenue Code limits the amount of compensation that can be used in calculations under a tax-qualified defined contribution retirement plan such as our 401(k) plan. In 2013 this limit was $255,000. As a result, any retirement benefits that cannot be paid under our tax-qualified defined contribution retirement plan due to these limitations are paid under the SERP. The retirement contribution is vested after two years of employment. The SERP is unfunded and contains a provision for acceleration of payment in the event of a change in control. The retirement benefit, to the extent vested upon termination of employment, will be paid in lump-sum as soon as practicable after such termination. Any unvested portion would be forfeited.

(2)
Our SERP provides that earnings are credited annually on January 1 based on the balances as of the prior year-end based on the rate earned under the S&P/BGCantor 7-10 Year U.S. Treasury Bond Index.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        We have change in control/severance agreements with our named executive officers, other than the CEO. The CEO is party to an employment agreement with change in control provisions, the terms of which are summarized above. These agreements generally require a "double trigger" of both a change in control and a termination of employment before any benefits are paid.

        The following events constitute a change in control for purposes of the change in control/severance agreements:

  •
  any person or entity acquiring or becoming beneficial owner as defined in SEC regulations of 20% or more of the combined voting power of our securities;

  •
  the directors as of the date of the spin-off (and any subsequent directors nominated or appointed by at least two-thirds of the incumbent directors) ceasing to constitute a majority of our directors within any 24-month period;

  •
  consummation of a merger, consolidation, or recapitalization (unless the pre-event directors continue to represent a majority of the directors on the post-event board, at least 60% of the pre-event ownership survives, and, in the event of a recapitalization, no person owns 20% or more of the voting power of the securities (except to the extent such ownership existed pre-event));

  •
  the stockholders approve a plan of liquidation or dissolution;

  •
  consummation of an agreement to sell, lease, or dispose of substantially all our assets; or

  •
  any other event that the Board determines to be a change in control.

        Our 2007 Stock Incentive Plan uses similar change in control events.

        As noted above, payments under the change in control/severance agreements are generally triggered by two events, a change in control plus a qualifying termination of employment. A qualifying termination of employment includes both involuntary termination by us without cause and voluntary termination by the executive for good reason. Cause includes willful and continued failure by executive to substantially perform executive's duties after written demand for substantial performance by the Board or willful engaging in conduct that is demonstrably and materially injurious to us, monetarily or otherwise. Good reason includes assignment of duties substantially inconsistent with the executive's status as a senior executive officer, material adverse alteration in the nature or status of the executive's responsibilities, material reduction in base salary, relocation of principal place of employment more than 50 miles, or, during the two-year period following a change of control, failure to timely pay compensation or failure to provide benefits or a reduction in benefits to which executive was entitled pre-event. A qualifying termination will be deemed to have occurred after a change in control if the executive's employment is terminated without cause or executive terminates for good reason before a change in control and such termination without cause or event giving rise to good reason was at the request of a person or entity that entered into an agreement with us, the consummation of which would result in a change of control.

        Under the change in control/severance agreements and 2007 Stock Incentive Plan, the named executive officers other than Mr. DeCosmo would receive the following under qualifying circumstances:

  •
  their current cycle annual incentive bonus pro rated if the termination is before the end of the first half of the cycle or full annual incentive bonus if termination is during the second half of the cycle (and assuming achievement of performance goals at the target level);

  •
  lump sum severance equal to two times their highest base salary during the three years before the change in control plus two times target annual bonus, or if higher, the actual bonus in any of the three years before the change in control;

  •
  health and welfare benefits provided for two years at no greater cost;

  •
  acceleration of vesting of all options, SARs, restricted shares, restricted stock units, market-leveraged stock units, and performance stock units;

  •
  two years of additional service credit for SERP benefits, if any;

  •
  lump sum payment equal to two years' match under our 401(k) plan;

  •
  reimbursement for outplacement services for one year not to exceed 15% of highest base salary during the three years before the change in control and target bonus, or if higher, the actual bonus in any of the three years before the change in control; and

  •
  two years' continuation of current perquisites.

        The change in control/severance agreements entered into prior to August 2008 also contain gross-up provisions in the event the officer is required to pay excise tax on these amounts. The gross up will only be paid if the change in control payments exceed 110% of the amount that would not be subject to excise tax; otherwise, payments are reduced to the maximum amount that will not trigger the excise tax. Beginning in August 2008, any new change in control/severance agreements do not contain tax gross-up provisions.

        The Temple-Inland Compensation Committee (for agreements entered into prior to our spin-off) or our Compensation Committee (for agreements entered into after the spin-off) determined that the amount of severance and benefits represented competitive market practices for executives at this level. Executives at this level generally require a longer timeframe to find comparable jobs because there are fewer jobs at this level in the market. The executives often have a substantial percentage of their personal wealth dependent on the status of our company, given the requirement to hold a multiple of their salary in stock and the fact that a large part of their compensation is stock-based.

        In exchange for the promise of this compensation and benefits, the executive agrees to continue working during any potential change in control event until the earliest of six months from the potential change in control event, until the date of the change in control event, or until the executive is terminated by the company or terminates employment for good reason.

        We believe that the change in control/severance agreements help us to attract and retain our executives by reducing the personal uncertainty and anxiety that arises from the possibility of a future business combination. During a potential change in control, we do not want executives leaving to pursue other employment out of concern for the security of their jobs or being unable to concentrate on their work. To enable executives to focus on the best interest of our stockholders, we offer change in control agreements that generally provide severance benefits to executives whose employment terminates as a result of a change in control.

        The following table summarizes the estimated amounts our named executive officers would have become entitled to under our change in control and termination agreements assuming different termination events occurred at December 31, 2013:

	Severance	Estimated Bonus Payment(1)	Value of Stock Options/ SARs That Vest	Value of Restricted Stock/ RSUs/ MSUs/ PSUs That Vest(2)	Retirement Benefits	Welfare Benefits	Outplacement	Perquisites	Excise Tax & Gross-Up	Aggregate Payments
Mr. DeCosmo
Change In Control(3)	$3,300,000	$550,000	$1,026,638	$2,185,594	$220,074	$36,300	$82,500	$1,485	$2,691,463	$10,094,053
Retirement			$1,026,638	$2,185,594	$131,161					$3,343,393
Death(4)	$550,000	$550,000	$1,026,638	$2,185,594	$131,161					$4,443,393
Disability(4)	$550,000	$550,000	$1,026,638	$2,185,594	$131,161					$4,443,393
Other Termination(5)					$131,161					$131,161
Mr. Smith
Change In Control(3)	$1,892,000	$360,000	$632,199	$2,589,575	$95,286	$23,600	$141,900	$134,464	$2,376,300	$8,245,324
Retirement			$632,199	$2,589,575	$46,876					$3,268,650
Death(4)			$632,199	$2,589,575	$46,876					$3,268,650
Disability(4)			$632,199	$2,589,575	$46,876					$3,268,650
Other Termination(5)					$46,876					$46,876
Mr. Dickson(6)
Change In Control(3)	$1,650,000	$475,000	$495,722	$1,422,451	$74,225	$24,200	$123,750	$990		$4,266,338
Retirement			$495,722	$1,422,451	$23,566					$1,941,739
Death(4)			$495,722	$1,422,451	$23,566					$1,941,739
Disability(4)			$495,722	$1,422,451	$23,566					$1,941,739
Other Termination(5)					$23,566					$23,566
Mr. Weber(6)
Change in Control(3)	$1,372,000	$325,000	$532,217	$1,140,823	$69,180	$29,790	$102,900	$990		$3,572,900
Retirement			$532,217	$1,140,823	$27,822					$1,700,862
Death(4)			$532,217	$1,140,823	$27,822					$1,700,862
Disability(4)			$532,217	$1,140,823	$27,822					$1,700,862
Other Termination(5)					$27,822					$27,822
Mr. Nines
Change In Control(3)	$1,380,000	$370,000	$380,198	$945,290	$79,474	$30,294	$103,500	$990	$1,181,834	$4,471,581
Retirement			$380,198	$945,290	$42,414					$1,367,902
Death(4)			$380,198	$945,290	$42,414					$1,367,902
Disability(4)			$380,198	$945,290	$42,414					$1,367,902
Other Termination(5)					$42,414					$42,414

(1)
Executive is entitled to receive, as a result of the applicable termination event, an amount equal to the value of his 2013 incentive bonus.

(2)
Except in the case of a change in control, assumes performance criteria are ultimately met.

(3)
Assumes that the executive was terminated without cause or for good reason at the time of the change in control. Assumes for illustration only that the IRS considers the whole payment to be a "parachute payment" subject to the 20% excise tax. Any compensation not deemed to be a "parachute payment" will reduce the amount of excise tax and gross-up payable. Assumes excise tax would be triggered. Also represents termination by us without cause of Mr. DeCosmo or termination by Mr. DeCosmo for good reason.

(4)
Except as provided under Mr. DeCosmo's employment agreement described above, on termination of employment by death or disability, executives receive no payment other than payment of salary and benefits through the date of termination and payment through life insurance or disability insurance purchased by the executive and available to salaried employees generally. Mr. DeCosmo would receive a cash lump-sum payment equal to the sum of his annual base salary and a pro-rata portion of his annual target bonus. Under our Stock Incentive Plan, all options and stock appreciation rights will immediately vest upon death or total disability and will remain exercisable for 12 months (death) or 36 months (disability). Restricted stock, restricted stock units, market-leveraged stock units and performance stock units will vest immediately, but performance stock units will only be paid if performance criteria are met.

(5)
Represents termination by us for cause or termination with good reason by any executive other than Mr. DeCosmo; or termination without good reason by any executive. We do not have a plan or policy to provide severance benefits to executives whose employment terminates with cause or without good reason. Mr. DeCosmo is the only executive who has an employment agreement with pre-established severance benefits, other than the change in control agreements and termination of Mr. DeCosmo by us without cause or termination by Mr. DeCosmo for good reason is described under Note 3. In return for the post-employment benefits, Mr. DeCosmo agreed not to compete with our company for two years after his departure.

(6)
Beginning in 2008, new change in control/severance agreements do not contain tax gross-up provisions.

 TREATMENT OF STOCK AWARDS OTHER THAN UPON CHANGE IN CONTROL

        In 2013, none of the named executive officers other than Mr. DeCosmo had an employment contract or an agreement providing for severance payments in the event of termination of employment other than upon a change in control event. Under our 2007 Stock Incentive Plan, an employee whose employment terminates other than for retirement has three months to exercise any options and stock appreciation rights that are exercisable. A retirement-eligible employee who terminates has the remaining term to exercise options and stock appreciation rights. All other options and stock appreciation rights and, for grants prior to 2013, all unvested restricted stock and restricted stock units and unearned market-leveraged stock units and performance stock units are forfeited. For grants in 2013 and thereafter, a retirement-eligible employee who terminates will receive unvested restricted stock units upon retirement and a prorated portion of market-leveraged stock units and performance stock units following conclusion of the performance period. The employee retains any dividends earned prior to termination.

Compensation Committee Interlocks and Insider Participation

        Mr. DeCosmo is our only executive officer who serves as a member of our Board of Directors, but he does not serve on our Compensation Committee. None of our executive officers serve as a member of the compensation committee of any entity that has one or more of its executive officers serving on our Compensation Committee.

 PROPOSAL REGARDING ADVISORY APPROVAL OF
THE COMPANY'S EXECUTIVE COMPENSATION

        We are seeking your advisory vote on the compensation of our named executive officers as described in the "Executive Compensation" section of this Proxy Statement, beginning on page 23, including the Compensation Discussion and Analysis and the tabular and narrative disclosure related to executive compensation contained in this Proxy Statement. Because your vote on this proposal is advisory, it will not be binding on us or our Board. However, our Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

        Our executive compensation programs are designed to implement our core compensation philosophy that executive compensation should relate to and vary with our performance, as measured by return on assets, value creation, and segment operating income. We believe there is a strong correlation between these performance components and long-term stockholder value creation. In addition, we pay equity-based compensation to help ensure alignment of our executives' interests and our stockholders' interests. We believe our executive compensation programs motivate our executives to focus on our long-term growth and performance and stockholder value creation, without encouraging executives to take unnecessary or excessive risks.

        For more information regarding our executive compensation, see the discussion under the "Executive Compensation" section of this Proxy Statement and the accompanying tabular and narrative disclosure. Our Board recommends that stockholders approve executive compensation by approving the following advisory resolution:

          RESOLVED, that the stockholders of Forestar Group Inc. approve the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related material disclosed in this Proxy Statement.

        The affirmative vote of a majority of votes cast by stockholders entitled to vote at the annual meeting is required to approve the non-binding resolution regarding executive compensation. Any shares not voted (whether by abstention, broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote. Because your vote on this proposal is advisory, it will not be binding on us or our Board. However, our Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A
VOTE "FOR" APPROVAL OF OUR EXECUTIVE COMPENSATION.

AUDIT MATTERS

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial statements; compliance with legal and regulatory requirements; the adequacy of internal control over financial reporting; and the independence, qualifications, and performance of the independent registered public accounting firm and the internal auditors. Our duties and responsibilities are more fully described in our charter, which is available on the company's website at www.forestargroup.com.

        Management is responsible for the financial statements, the effectiveness of internal control over financial reporting, and compliance with legal and regulatory requirements. The independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the financial statements and expressing its opinion on the conformity of the financial statements with generally accepted accounting principles.

        In fulfilling our oversight responsibilities, we reviewed and discussed with management and with Ernst & Young LLP the audited financial statements for the year ended December 31, 2013. We also reviewed and discussed the audit plans and results and the matters required to be discussed with Ernst & Young LLP by Statement of Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board. In addition, we received and reviewed the written disclosures and letter from Ernst & Young LLP required by applicable rules of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and have discussed with Ernst & Young LLP their independence.

        Based on this, we recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.

Audit Committee:
James A. Rubright, Chairman
William G. Currie
Charles W. Matthews
William C. Powers, Jr.
Carl A. Thomason

 PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has selected Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements for 2014. Ernst & Young LLP currently serves as our independent registered public accounting firm.

        Fees incurred to Ernst & Young LLP for the last two years were (in thousands):

	2013	2012
Audit Fees(1)	$875	$833
Audit-Related Fees(2)	437	50
Tax Fees(3)	12	33
All Other Fees	4	—

Total	$1,328	$916

(1)
Audit fees include the annual audit and quarterly reviews of our financial statements, consultation on new accounting standards and current transactions, and normal assistance with annual and periodic filings of our financial statements with the Securities and Exchange Commission.

(2)
Audit-related fees include consultation on the application of proposed accounting standards, and consultation on accounting for proposed transactions. In 2013, audit-related fees included approximately $437,000 associated with two public securities offerings.

(3)
Tax fees include assistance in the preparation of our federal, state, and local income and franchise tax returns and in the periodic examinations thereof by regulatory authorities and consultation on the tax treatment for transactions.

        All services provided by the independent registered public accounting firm must be pre-approved by the Audit Committee. Under the pre-approval policy, the Audit Committee pre-approves by type and amount the services expected to be provided by the independent registered public accounting firm during the coming year. This pre-approval is documented in the minutes of the Audit Committee meeting. The types of services the Audit Committee pre-approves annually are the audit, audit-related, and certain tax services described above.

        A pre-approval subcommittee consisting of the Chairman of the Audit Committee and one other member of the Audit Committee may grant approvals between Audit Committee meetings for services not pre-approved by the full Audit Committee. Such approvals must be reported to the full Audit Committee at its next meeting. Pre-approval is not required for non-audit services that were not recognized as non-audit services at the time of engagement, if the aggregate amount of such services does not exceed the lesser of $100,000 or 5% of the total amount of revenues paid to the independent registered public accounting firm during that fiscal year and such services are promptly brought to the attention of and approved by the Audit Committee prior to completion of the current year's audit. During 2013, no services were approved pursuant to this exception.

        In addition, the Audit Committee must separately pre-approve any significant changes in scope or fees for any approved service. No pre-approval authority is delegated to management. Quarterly, the committee reviews the specific services that have been provided and the related fees.

        Representatives of Ernst & Young LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

        Stockholder ratification is not required for the selection of Ernst & Young LLP, because the Audit Committee has the responsibility for selecting our independent registered public accounting firm. The selection, however, is being submitted for ratification by the stockholders at the annual meeting. No determination has been made as to what action the Audit Committee would take if stockholders do not ratify the selection.

        The affirmative vote of a majority of the votes cast by stockholders entitled to vote at the annual meeting is required for the ratification of the Audit Committee's appointment of Ernst & Young LLP as independent registered public accounting firm for 2014. Any shares not voted (whether by abstention or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF
ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2014.

 OTHER MATTERS

Other Business to be Presented

        Our Board of Directors knows of no other business that may properly be, or that is likely to be, brought before the annual meeting. If, however, any other business should properly be presented for consideration at the annual meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate.

DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

        Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present appropriate proposals for inclusion in our proxy statement and for consideration at our annual meeting of stockholders by submitting their proposals to us in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2015 annual meeting, the proposal must be received by our Corporate Secretary by November 26, 2014 and must comply with the requirements of Rule 14a-8. Any stockholder proposal received after November 26, 2014 will not be considered for inclusion in our 2015 proxy statement.

        Our Bylaws contain an advance notice procedure with regard to items of business to be brought before an annual meeting of stockholders by a stockholder. These procedures require that notice be made in writing to our Corporate Secretary and the item of business must otherwise be a proper matter for stockholder action. The notice must be received at our executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the case of an annual meeting called for a date more than 50 days prior to the anniversary date, notice must be received not later than the close of business on the 10th day following the date on which notice of the annual meeting date is first mailed to stockholders or made public, whichever occurs first. Stockholder proposals to be brought before our 2015 annual meeting and submitted outside the processes of Rule 14a-8 will be considered untimely if they are submitted before February 2, 2015 or after February 27, 2015. Our Bylaws require that the notice of the proposal contain certain information concerning the proposing stockholder and the proposal.

        Our Bylaws also contain an advance notice procedure for the nomination of candidates for election to the Board of Directors by stockholders. For a brief description of the nomination procedures, see "Election of Directors—How Nominees Are Selected". Director nominations to be brought by stockholders before our 2015 annual meeting will be considered untimely if they are submitted before February 2, 2015 or after February 27, 2015.

Voting Questions or Assistance

        If you have any questions or require assistance with the voting process, please contact:

D. F. King & Co., Inc.
48 Wall Street
New York, New York 10005
(800) 714-3312

        This Proxy Statement is being sent to you by the Forestar Board of Directors.

David M. Grimm
Corporate Secretary

Austin, Texas
March 26, 2014

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01SLOB 1 U PX + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Proposals — The Board of Directors of Forestar Group Inc. recommends voting FOR each of the director nominees and FOR Proposals 2 and 3. Change of Address — Please print new address below. Comments — Please print your comments below. 01 - Kathleen Brown 02 - Michael E. Dougherty 03 - William C. Powers, Jr. 1. To elect three directors to the Board of Directors. These three directors will serve as directors until their terms expire or, if later, until replacement directors are elected who meet all necessary qualifications. IMPORTANT ANNUAL MEETING INFORMATION For Against Abstain 2. Advisory approval of the Company’s executive compensation. For Against Abstain For Against Abstain For Against Abstain For Against Abstain 3. To ratify the Audit Committee’s appointment of Ernst & Young LLP as independent registered public accounting firm for the year 2014. MMMMMMMMMMMM 1234 5678 9012 345 MMMMMMM 1 9 4 3 0 8 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK C123456789 MMMMMMMMMMMMMMM IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 13, 2014. Vote by Internet • Go to www.investorvote.com/for • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Proxy — Forestar Group Inc. This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting on May 13, 2014 The undersigned hereby acknowledges receipt of the notice of the Annual Meeting of Stockholders and proxy statement each dated March 26, 2014 and does hereby appoint James M. DeCosmo, Christopher L. Nines and David M. Grimm and each of them as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as designated below, all the shares of Common Stock, par value $1.00 per share, of Forestar Group Inc. held of record by the undersigned at the close of business on March 13, 2014 at the Annual Meeting of Stockholders to be held on Tuesday, May 13, 2014, and any adjournment(s) or postponement(s) thereof. YOUR VOTE IS IMPORTANT Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope. The Board of Directors recommends that you vote FOR the election of each director nominee named on the reverse side and FOR Proposals 2 and 3. Unless otherwise specified, the vote represented by this proxy will be voted FOR the election of each director nominee listed on the reverse side, and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted on appear on reverse side.) IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01SLPB 1 U PX +  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + A 01 - Kathleen Brown 02 - Michael E. Dougherty 03 - William C. Powers, Jr. 1. To elect three directors to the Board of Directors. These three directors will serve as directors until their terms expire or, if later, until replacement directors are elected who meet all necessary qualifications. IMPORTANT ANNUAL MEETING INFORMATION For Against Abstain 2. Advisory approval of the Company’s executive compensation. For Against Abstain For Against Abstain For Against Abstain For Against Abstain 3. To ratify the Audit Committee’s appointment of Ernst & Young LLP as independent registered public accounting firm for the year 2014. Proposals — The Board of Directors of Forestar Group Inc. recommends voting FOR each of the director nominees and FOR Proposals 2 and 3. MMMMMMMMMMMM 1 9 4 3 0 8 2 MMMMMMMMM

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. . Proxy — Forestar Group Inc. This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting on May 13, 2014 The undersigned hereby acknowledges receipt of the notice of the Annual Meeting of Stockholders and proxy statement each dated March 26, 2014 and does hereby appoint James M. DeCosmo, Christopher L. Nines and David M. Grimm and each of them as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as designated below, all the shares of Common Stock, par value $1.00 per share, of Forestar Group Inc. held of record by the undersigned at the close of business on March 13, 2014 at the Annual Meeting of Stockholders to be held on Tuesday, May 13, 2014, and any adjournment(s) or postponement(s) thereof. YOUR VOTE IS IMPORTANT Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope. The Board of Directors recommends that you vote FOR the election of each director nominee named on the reverse side and FOR Proposals 2 and 3. Unless otherwise specified, the vote represented by this proxy will be voted FOR the election of each director nominee listed on the reverse side, and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted on appear on reverse side.)